Exhibit 2.1

CONTRIBUTION AGREEMENT

DATED AS OF

AUGUST 31, 2011

BY AND AMONG

SEMSTREAM, L.P.

NGL ENERGY PARTNERS LP,

NGL ENERGY HOLDINGS, LLC,

AND

NGL SUPPLY TERMINAL COMPANY, LLC

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
1.1	Definitions	1
1.2	Rules of Construction.	18

ARTICLE II CONTRIBUTION		18
2.1	Consideration; Closing	18
2.2	Assumed Liabilities	21
2.3	Excluded Liabilities	21
2.4	Working Capital Adjustment.	22
2.5	Retained Assets	23
2.6	Consideration Allocation	23
2.7	Withholding	24
2.8	NGL Unit Adjustment	24

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SEMSTREAM		24
3.1	Organization; Qualification.	24
3.2	Authority; No Violation; Consents and Approvals.	25
3.3	Capitalization.	25
3.4	Financial Statements	26
3.5	Undisclosed Liabilities	26
3.6	Compliance with Applicable Laws; Permits.	26
3.7	Certain Contracts and Arrangements.	26
3.8	Legal Proceedings.	29
3.9	Environmental Matters.	29
3.10	Properties.	30
3.11	Condition and Sufficiency of Contributed Assets	31
3.12	Insurance	31
3.13	Tax Matters.	31
3.14	Employment and Benefits Matters.	33
3.15	No Changes or Material Adverse Effects.	35
3.16	Regulation	35
3.17	Energy Regulatory Matters.	35
3.18	Intellectual Property	35
3.19	Customers and Suppliers	35
3.20	Bank Accounts	36
3.21	Brokers’ Fees	36
3.22	Certain Business Relationships between SemStream and its respective Affiliates.	36
3.23	Investment Intent; Accredited Investor.	36

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF NGL		37
4.1	Organization; Qualification.	37
4.2	Authority; No Violation; Consents and Approvals.	37
4.3	Capitalization.	38
4.4	Sufficiency of Funds	39

i

4.5	Brokers’ Fees	39
4.6	SEC Reports; NGL Financial Statements.	39
4.7	Undisclosed Liabilities	40
4.8	Legal Proceedings	40
4.9	Absence of Certain Events.	40
4.10	Underwriting Agreement Representations	40
4.11	Valid Issuance of Holdings Interests	41
4.12	Authorization of NGL Units	41
4.13	Description of Securities	41
4.14	Absence of Defaults and Conflicts	41
4.15	Tax Status	41

ARTICLE V ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS		41
5.1	Conduct of Business	41
5.2	Access to Information; Confidentiality.	43
5.3	Offer of Employment.	44
5.4	Employee Benefits/Retention of Liabilities.	45
5.5	No Negotiations	46
5.6	Certain Filings	47
5.7	Reasonable Efforts; Further Assurances	47
5.8	No Public Announcement	47
5.9	Non-Transferable Contracts and Permits.	48
5.10	Expenses	48
5.11	Control of Other Party’s Business	48
5.12	Insurance Arrangements	49
5.13	Audited Financial Statements	49
5.14	Intentionally Deleted.	49
5.15	Real Property Matters.	49
5.16	Tax Matters.	50
5.17	Phase I Reports.	51
5.18	Compliance Audits	52
5.19	Use of Names and Website.	52
5.20	Termination of Letters of Credit	53
5.21	Transition Services Agreement	53
5.22	Refunds and Remittances.	53
5.23	NGL Interim Conduct	53
5.24	Distribution Waiver	54
5.25	Updating of Disclosure Schedules	55
5.26	Securities Restrictions.	55
5.27	Pledge and Transfer Consent and Waiver.	55
5.28	Stop Transfer Instructions and Legends	56
5.29	Holdings Interim Conduct	57
5.30	Purchase Obligations	57
5.31	Holdings Acknowledgement	57

ARTICLE VI CONDITIONS TO CLOSING		58
6.1	Conditions to Each Party’s Obligations	58
6.2	Conditions to SemStream’s Obligations	58
6.3	Conditions to the NGL Group Entities’ Obligations	59

ARTICLE VII INDEMNIFICATION		60
7.1	Survival	60
7.2	SemStream Agreement to Indemnify.	60
7.3	NGL’s Agreement to Indemnify.	62
7.4	Indemnification Procedures.	63
7.5	No Duplication	64
7.6	Exclusive Remedies.	64
7.7	Recourse against SemStream	65
7.8	No Exemplary or Punitive Damages	65

ARTICLE VIII TERMINATION		65
8.1	Termination of Agreement	65
8.2	Effect of Certain Terminations	66
8.3	Enforcement of this Agreement	66

ARTICLE IX MISCELLANEOUS		66
9.1	Notices	66
9.2	Governing Law; Jurisdiction; Waiver of Jury Trial	67
9.3	Entire Agreement; Amendments and Waivers	68
9.4	Binding Effect and Assignment	69
9.5	Severability	69
9.6	Risk of Loss	69
9.7	Counterparts	69

EXHIBITS

Exhibit A	Assumed Affiliate Contracts
Exhibit B	Form of Bill of Sale and Assignment
Exhibit C	Form of Non-Competition Agreement
Exhibit D	Form of Parent Guaranty
Exhibit E	Form of Registration Rights Agreement
Exhibit F	Retained Assets
Exhibit G	Assumption Agreement
Exhibit H	Form of Transition Services Agreement
Exhibit I	Form of Second Amended and Restated Limited Liability Company Agreement of Holdings

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) dated as of August 31, 2011 (the “Execution Date”), is entered into by and among SemStream, L.P., a Delaware limited partnership (“SemStream,” and together with the Limited Partner (as defined below), the “SEM Group Entities”), NGL Supply Terminal Company LLC, a Delaware limited liability company (“NGL Subsidiary”), NGL Energy Partners LP, a Delaware limited partnership (“NGL”), and NGL Energy Holdings LLC, a Delaware limited liability company (“Holdings,” and together with NGL Subsidiary and NGL, the “NGL Group Entities”).

WITNESSETH:

A.            WHEREAS, Holdings owns all of the issued and outstanding general partnership interests of NGL.

B.            WHEREAS, NGL owns all of the issued and outstanding limited liability company interests of NGL Subsidiary.

C.            WHEREAS, each of NGL and Holdings will receive direct and indirect benefits from the consummation of the transactions contemplated hereunder.

D.            WHEREAS, SemStream desires to contribute, transfer, assign and sell substantially all of its assets (other than the Retained Assets) to NGL Subsidiary, and NGL Subsidiary desires to acquire and purchase substantially all of the assets of SemStream (other than the Retained Assets), on the terms and conditions set forth in this Agreement.

E.             WHEREAS, in connection with the transactions contemplated hereunder, SemStream desires to acquire, and Holdings desires to issue to SemStream, certain membership interests of Holdings.

NOW, THEREFORE, in consideration of the premises set forth above and the respective representations, warranties, covenants, agreements and conditions contained in this Agreement, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1           Definitions.  In this Agreement, unless the context otherwise requires, the following terms shall have the following respective meanings:

“Accounts Receivable” means all present and future rights to payment for goods or services rendered whether or not earned by performance, including, without limitation, all accounts or notes receivable owned or held by SemStream.

“Accrued Additional Premiums” means, if any, the aggregate amount accrued on the books of SemStream attributable to premiums or claims to be paid by SemStream for health plan coverage for the Transferred Employees during the period following the Closing Date through the end of the calendar month in which the Closing occurs.

“Additional NGL Units” has the meaning set forth in Section 2.1(a)(i).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Person in question.  As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Consideration” has the meaning in Section 2.1(a).

“Agreement” has the meaning set forth in the Preamble.

“Amended Holdings LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Holdings in the form of Exhibit I hereto.

“Ancillary Agreements” means, collectively, the Non-Competition Agreement, the Parent Guaranty, the Registration Rights Agreement, the Amended Holdings LLC Agreement and the Transition Services Agreement.

“Applicable Closing Storage Amount” means (i) $4,932,500 (in the event the Closing Date is on or before October 1, 2011); (ii) $4,110,417 (in the event the Closing Date is after October 1, 2011 but on or before November 1, 2011); (iii) $3,288,333 (in the event the Closing Date is after November 1, 2011 but on or before December 1, 2011); (iv) $2,466,250 (in the event the Closing Date is after December 1, 2011 but on or before January 1, 2012); (v) $1,644,167 (in the event the Closing Date is after January 1, 2012 but on or before February 1, 2012); (vi) $822,083 (in the event the Closing Date is after February 1, 2012 but on or before March 1, 2012); and (vii) zero (if the Closing Date is on or after March 1, 2012)

“Assumed Accrued Liabilities” means current liabilities of SemStream (excluding Retained Accrued Trade Payables) included in the definition of Assumed Liabilities in an amount not in excess of $3,000,000 in the aggregate.

“Assumed Affiliate Contracts” means those Contracts listed on Exhibit A hereto.

“Assumed Liabilities” has the meaning set forth in Section 2.2.

“Assumed Taxes” means the following Taxes to the extent accrued as a current liability on the Net Working Capital Closing Statement and included in the calculation of Final Net Working Capital:  (i) real or personal property Taxes with respect to the Contributed Assets that are due and payable by NGL Subsidiary without penalty after the Closing Date and which are attributable to a Pre-Closing Tax Period and (ii) employment Taxes with respect to wages payable to the Transferred Employees that are due and payable by NGL Subsidiary without penalty after the Closing Date which are attributable to a Pre-Closing Tax Period.

“Assumption Agreement” has the meaning set forth in Section 2.1(a)(vi).

“Bankruptcy Plan” means the Fourth Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the Bankruptcy Code, dated September 25, 2009 (Docket No. 5808), confirmed by the court on October 28, 2009 (Docket 6347) and as modified.

“Bill of Sale and Assignment” means a Bill of Sale and Assignment dated as of the Closing Date between NGL Subsidiary and SemStream in substantially the form of Exhibit B hereto.

“Business” means the terminalling, storage, marketing, and distribution of natural gas liquids, primarily propane, including wholesale marketing at private and common carrier terminals and natural gas liquids supply to retail, petrochemical and commercial customers.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Oklahoma shall not be regarded as a Business Day.

“Calculation Date” means the end of the Business Day immediately preceding the Closing Date.

“Cap” has the meaning set forth in Section 7.2(b)(i).

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“COBRA” means the provisions for the continuation of health care enacted by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA, and the rules and regulations promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” shall mean any Contract between a Person and a labor organization.

“Confidential Information” has the meaning set forth in Section 5.2(c).

“Confidentiality Agreement” means that certain confidentiality agreement between SemGroup Corporation and Silverthorne Operating LLC dated December 16, 2010.

“Consideration Allocation Schedule” has the meaning set forth in Section 2.6.

“Contracts” means all contracts, leases, subleases, arrangements, commitments and other agreements, whether written or oral, including, without limitation, all license agreements, customer agreements, vendor agreements, purchase orders, installation and maintenance agreements, computer software licenses, hardware lease or rental agreements.

“Contributed Assets” means all assets, rights and properties owned by SemStream on the Closing Date, whether or not carried and reflected on the books of SemStream (excluding the Retained Assets), including, without limitation, the following:

(a)           Derivative Transactions to which SemStream is a party;

(b)           all deposits and advances, prepaid expenses and other prepaid items of SemStream (collectively, “Prepaid Assets”) and all rights of SemStream to receive discounts, refunds, rebates awards and the like, excluding Margin and Cash Collateral Deposits;

(c)           the Inventories of SemStream (except as may be provided in Section 2.1(a)(i);

(d)           the Equipment and Improvements of SemStream;

(e)           all Owned Real Property of SemStream;

(f)            all Real Property Leases (including with respect to leased storage facilities), together with any right, title and interest of SemStream thereunder in and to the Leased Real Property;

(g)           all Contracts to which SemStream is a party (including with respect to railcar leases and any Derivative Transaction) and the Contracts entered into by SemStream after the date hereof in compliance with the terms and provisions of this Agreement and which relate to the Business, except Contracts included in the definition of Retained Assets;

(h)           all Intellectual Property of SemStream;

(i)            any Permits held by SemStream to the extent any of the same are transferable or assignable to NGL Subsidiary;

(j)            SemStream’s choses in action, claims and causes of action or rights of recovery or set-off of every kind and character;

(k)           except as included in the Retained Assets, all of SemStream’s files, papers, documents and records relating to the Business, and all other miscellaneous assets of SemStream relating to the Business wherever located, including, without limitation, credit, sales and accounting records, books, processes, formulae, manufacturing data, advertising material, stationery, office supplies, forms, catalogues, manuals, correspondence and production records; and

(l)            goodwill related to the Business.

“Contribution NGL Units” has the meaning set forth in Section 2.1(a)(ii).

“Damages” has the meaning set forth in Section 7.2(a).

“Delaware Courts” has the meaning set forth in Section 9.2.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more commodities, currencies, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction whether physical or financial in nature (including any option with respect to any of these transactions).

“Disclosure Schedule” means the applicable disclosure schedule prepared and delivered by the applicable Party as of the Execution Date pursuant to the terms and conditions hereof.

“Distribution Waiver Units” has the meaning set forth in Section 5.24(c).

“Employee Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), any plans that would be “employee benefit plans” if they were subject to ERISA (such as foreign plans and plans for directors), and any equity or equity-based compensation, change-in-control, incentive, employee loan, deferred compensation, pension, profit-sharing, retirement, bonus, retention bonus, severance and other employee benefit, compensation or fringe benefit plan, agreement, program, policy, practice, understanding or other arrangement, regardless of whether subject to ERISA (including any funding mechanism now in effect or required in the future), whether formal or informal, oral or written, legally binding or not, which is maintained by, sponsored by or contributed to by or obligated to be contributed to by the entity in question for the benefit of such entity’s current or former employees, directors, officers or independent contractors, or with respect to which the entity in question has any obligation or liability, whether secondary, contingent or otherwise, including by reason of having an ERISA Affiliate.

“Employment Agreement” means any Contract to which any Person is a party with a natural person (whether as an employee, director or consultant), which provides for compensation for such Person’s services, other than (i) standard offer letters providing only for at-will employment or (ii) any Contract that is terminable upon 30 days or less notice without liability to the employer entity or service recipient or any Affiliate of the employer entity or service recipient.

“Encumbrances” means pledges, restrictions on transfer, proxies and voting or other agreements, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever.

“End Date” has the meaning set forth in Section 8.1(e).

“Environmental Condition” means (a) any non-compliance with, or failure to implement the requirements of, Environmental Laws or Environmental Permits and (b) the presence or Release of Hazardous Materials in violation of or in quantities exceeding standards set by Environmental Law on real property leased or owned as of the Closing Date by the applicable Person.

“Environmental Laws” means any applicable Law (including common law) regulating or prohibiting Releases of Hazardous Materials into any part of the workplace or the environment,

relating to the generation, manufacture, processing, distribution, use, treatment, storage, transport, or disposal of Hazardous Materials, or pertaining to the prevention of pollution or remediation of contamination or the protection of natural resources, wildlife, the environment, or public or employee health and safety including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401  et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. Section 2701 et seq.), the Atomic Energy Act of 1954 (42 U.S.C. Section 2014 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), and any analogous international treaties, national, provincial, state or local statutes, and the regulations promulgated pursuant thereto, as such laws have been amended as of the Closing Date.

“Equipment and Improvements” means facilities and structures, buildings, installations, fixtures, improvements, betterments, additions, spare parts, stores, supplies, fuel and lubes, machinery, equipment, cranes, forklifts, platforms, vehicles, trucks, chassis, generators, containers, spare tires and parts, tools, appliances, furniture, office furniture, fixtures, office supplies and office equipment, computers, computer terminals and printers, computer software, telephone systems, telecopiers and photocopiers, and other tangible personal property of every kind and description.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of an entity means a corporation, trade, business, or entity under common control with such entity, within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Estimated Net Working Capital” has the meaning set forth in Section 2.1(a)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Employee” has the meaning set forth in Section 5.3(a).

“Excluded Liabilities” has the meaning set forth in Section 2.3.

“Excluded Taxes” means all (i) Taxes (including all related interest and penalties) of SemStream that are unrelated to the Contributed Assets, the Business or any Transferred Employee; (ii) income Taxes (including all related interest and penalties) payable by, or with respect to income of, SemStream (including those imposed on, or with respect to, SemStream as a result of the transactions contemplated hereby); (iii) Taxes that relate to the Contributed Assets, the Business or any employee of SemStream (including a Transferred Employee) for any Pre-Closing Tax Period that are not Assumed Taxes; and (iv) all of the Transfer Taxes.

“Execution Date” has the meaning set forth in the Preamble.

“Existing Credit Agreement” means the Credit Agreement dated October 14, 2010 by and among Silverthorne Operating, LLC, NGL Supply, LLC, Hicksgas, LLC, NGL Supply Retail, LLC, NGL Supply Wholesale, LLC, and NGL Subsidiary, as joint and several borrowers, NGL and certain Subsidiaries of NGL as guarantors, each of the financial institutions party thereto, Wells Fargo Bank, National Association, as agent for the financial institutions, and Wells Fargo Securities LLC, BNP Paribas Securities Corp. and Harris N.A. as joint lead arrangers and bookrunners, as amended or supplemented, if applicable, including any promissory notes, pledge agreements, security agreements, mortgages, guarantees and other instruments or agreements entered into by NGL or any of its Subsidiaries in connection therewith or pursuant thereto, in each case as amended or supplemented, if applicable.

“FERC” means the Federal Energy Regulatory Commission.

“Final Net Working Capital” has the meaning set forth in Section 2.4(a).

“Financial Statements” has the meaning set forth in Section 3.4.

“GAAP” has the meaning set forth in Section 1.2(c).

“General Partner” means SemOperating G.P., L.L.C., an Oklahoma limited liability company.

“Governmental Authorization” has the meaning set forth in Section 3.2(c).

“Governmental Entity” means any (a) multinational, federal, national, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, administrative agency, board or bureau, domestic or foreign, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing, in each case, that has jurisdiction or authority with respect to the applicable party.

“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Hazardous Material” means and includes any substance defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, contaminant or toxic substance under any Environmental Law, including any petroleum or petroleum products, by products or derivatives thereof.

“Holdings” has the meaning set forth in the Preamble.

“Holdings Interests” has the meaning set forth in Section 2.1(d).

“Holdings LLC Agreement” shall mean that certain First Amended and Restated Limited Liability Company Agreement of Holdings, dated as of October 14, 2010, as amended from time to time.

“Indebtedness” means (i) indebtedness of SemStream for money borrowed (including any prepayment penalties, fees, premiums or expenses with respect thereto); (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which SemStream is responsible or liable (including derivative financial instruments such as foreign currency contracts and interest rate swaps, letters of credit and performance or surety bonds), including the current portion of such indebtedness; (iii) all obligations of SemStream under leases required to be capitalized in accordance with GAAP; (iv) all obligations of the type referred to in clauses (i) through (iii) of any Persons for the payment of which SemStream is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (iv) all obligations of the type referred to in clauses (i) through (iii) of other Persons secured by any Lien on any property or asset of any SemStream (whether or not such obligation is assumed by SemStream).

“Indemnified Party” means each Person entitled to indemnification in accordance with Article VII.

“Indemnifying Party” means each Person from whom indemnification may be required in accordance with Article VII.

“Indemnity Notice” has the meaning set forth in Section 7.4(b).

“Independent Contractor” means an individual (other than a Related Employee), not a business organization, who provides services primarily for the benefit of a Person.

“Information Statement” means that certain Information Statement dated August 30, 2011 delivered to SemStream by NGL.

“Initial Excess Amount” has the meaning set forth in Section 2.1(a)(i).

“Intellectual Property” means patents, trademarks, service marks, trade names, copyrights, trade secrets, know-how, and inventions, and similar rights, and all registrations of, applications for, and other rights with respect to any of the foregoing owned by SemStream, except for the Retained Intellectual Property.

“Intrinsic Storage Value” means the intrinsic storage value of SemStream’s Inventory position, calculated as:  (A) the difference, if positive, between (i) the forward market quotation for January 2012 and (ii) the spot market quotation, in each case as of the Closing and for each product at each Inventory location and as provided by Liquidity Partners or if such market quotations are not available, from another source acceptable to both parties, multiplied by (B) SemStream’s inventory volume for each product at each location as measured in the corresponding unit; provided further that “Intrinsic Storage Value” shall never be deemed to be negative nor exceed the Applicable Closing Storage Amount.

“Inventories” means all hydrocarbon products, including propane, butane and natural gasoline.

“Knowledge” means (a) with respect to SemStream, the actual knowledge of Kevin Clement, Tim O’Sullivan, and Candice Cheeseman after due inquiry and reasonable investigation and (b) with respect to NGL Subsidiary, the actual knowledge of Shawn Coady, Michael Krimbill, Stephen D. Tuttle, and Brian K. Pauling after due inquiry and reasonable investigation.

“Laws” means all statutes, regulations, statutory rules, orders, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any court, Governmental Entity, statutory body or self-regulatory authority.

“Leased Real Property” has the meaning set forth in Section 3.10(b).

“Leave Employee” has the meaning set forth in Section 5.3(a).

“Liability” means any liability, debt, loss, damage, adverse claim, or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses (including attorneys’ fees and costs of investigation) relating thereto.

“Limited Partner” means SemGroup Corporation, a Delaware corporation.

“Liquidated Inventory Intrinsic Storage Value” means $1,278,443.

“Liquidated Inventory Transaction Cost Amount” means $500,000.

“Liquidity Partners” means Liquidity Partners based in Houston, Texas.

“Margin and Cash Collateral Deposits” means initial and variation margin held by clearing brokers, cash collateral and letters of credit held by counterparties, or similar credit support posted in connection with Derivative Transactions.

“Marked-to-Market Value” means with respect to Derivative Transactions (A) the difference between (i) the market price and (ii) the contract price multiplied by (B) the contract volume for each Derivative Transaction and with respect to Inventory means (A) the difference between the (i) market price and (ii) the weighted average cost GAAP value for Inventory multiplied by (B) the volume of Inventory.

“Material Adverse Effect” means, with respect to any given Person, any event, occurrence, fact, condition, change, development or effect, individually or in the aggregate, that has had or is reasonably likely to result in a material and adverse effect on the business, assets, financial condition or results of operations of such Person; provided, however, that a Material Adverse Effect shall not include any effect on the business, assets, financial condition or results of operations of such Person to the extent arising or resulting from (a) changes in the general state of the industries in which such Person operates solely to the extent such changes do not have a disproportionate effect on such Person, (b) changes in general economic conditions (including changes in commodity prices or interest rates) solely to the extent such changes to do not have a disproportionate effect on such Person, (c) the announcement or proposed consummation of the transactions contemplated by this Agreement (provided that the exceptions in this clause (c) shall not apply to that portion of any representation or warranty contained in this Agreement to the extent that the purpose of such portion of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement, the public announcement or pendency of the transactions contemplated by this Agreement or the performance of obligations or satisfaction of conditions under this Agreement), (d) changes in applicable Law or the interpretation or enforcement thereof, (e) changes in GAAP or the interpretation thereof, (f) acts of terrorism, war, sabotage or insurrection not directly damaging or impacting such Person or (g) compliance with the terms of, or the taking of any action required by, this Agreement.

“Material Agreements” has the meaning set forth in Section 3.7(a).

“Materiality Requirement” means any requirement in a representation or warranty that a condition, event or state of fact be “material,” correct or true in “all material respects,” have a “SemStream Material Adverse Effect,” or a “NGL Material Adverse Effect,” or be or not be “reasonably expected to have a SemStream Material Adverse Effect,” or “reasonably expected to have an NGL Material Adverse Effect” (or other words or phrases of similar effect or impact) in order for such condition, event or state of facts to cause such representation or warranty to be inaccurate.

“Net Working Capital” means, on a consolidated basis for SemStream (i) total Inventory and all Prepaid Assets included as Contributed Assets, less (ii) total current liabilities included as Assumed Liabilities (excluding the current portion of long term Indebtedness), in each case calculated in accordance with the past practices utilized in preparing the most recent Financial Statements less (iii) the Storage Amount; provided, notwithstanding the foregoing, Inventory shall be valued at its weighted average cost GAAP basis plus the Marked-to-Market Value of such Inventory based upon spot market quotations provided by Liquidity Partners or, if such spot market quotations are not available, from another source acceptable to NGL and SemStream; provided further that Net Working Capital shall give effect to the Marked-to-Market Value (positive or negative) of SemStream’s Derivative Transactions based upon forward market quotations provided by Liquidity Partners or, if such forward market quotations are not available, from another source acceptable to NGL and SemStream; provided, further, all Transfer Taxes and all Accrued Additional Premiums, if any, shall be excluded from the calculation.  For the avoidance of doubt, the past practices applied in preparing such financial statements, including subjective elements and management judgments, shall not be disputed, absent manifest error or the explicit provisions of this Agreement.

“Net Working Capital Closing Statement” has the meaning set forth in Section 2.4(a).

“Net Working Capital Threshold” shall mean an amount equal to $0.00.

“New SolArc Agreement” means that certain Amendment, Partial Assignment and Agreement to Enter Into a License Agreement among SolArc, Inc., SemGroup Corporation and NGL Subsidiary.

“NGL” has the meaning set forth in the Preamble.

“NGL Business Combination” means a merger, consolidation, “business combination”, recapitalization or other transaction in which NGL is a constituent entity or to which NGL is a party and pursuant to which NGL Common Units are exchanged for cash, securities or other property or a sale of all or substantially all of the assets of NGL and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed an NGL Business Combination for purposes of this Agreement:  (i) a merger, consolidation, recapitalization or other transaction in which the beneficial ownership of the NGL Common Units or the equity of the surviving entity of the transaction immediately after the consummation of such transaction is substantially the same as the ownership of the NGL Common Units immediately prior to the consummation of the transaction or (ii) a merger (A) in which NGL is the surviving entity, (B) in which all NGL Common Units immediately prior to the consummation of such merger remain outstanding immediately after the consummation thereof, and (C) as a result of the consummation of which no Person will beneficially own a majority of the issued and outstanding NGL Common Units.

“NGL Closing Deliverables” has the meaning set forth in Section 2.1(c).

“NGL Common Units” means common units representing limited partner interests of NGL.

“NGL Deductible” has the meaning set forth in Section 7.3(b)(ii).

“NGL Disclosure Schedule” means the disclosure schedule prepared and delivered by NGL Subsidiary as of the Execution Date pursuant to the terms and conditions hereof.

“NGL Financial Statements” has the meaning set forth in Section 4.6(b).

“NGL Group Entities” has the meaning set forth in the Preamble.

“NGL Indemnified Parties” has the meaning set forth in Section 7.2(a).

“NGL LP Agreement” shall mean that certain Second Amended and Restated Agreement of Limited Partnership of NGL, dated as of May 10, 2011, as amended from time to time.

“NGL Material Adverse Effect” means a Material Adverse Effect with respect to NGL, or a material adverse effect on the ability of any of the NGL Group Entities to consummate the transactions provided for herein or to perform their obligations hereunder.

“NGL’s Post-Closing Covenants” has the meaning set forth in Section 7.1.

“NGL’s Pre-Closing Covenants” has the meaning set forth in Section 7.1.

“NGL SEC Reports” has the meaning set forth in Section 4.6(a).

“NGL Subsidiary” has the meaning set forth in the Preamble.

“NGL Underwriting Agreement” means that certain Underwriting Agreement dated as of May 11, 2011 by and among NGL, Holdings and the other parties thereto.

“NGL Units” has the meaning set forth in Section 2.1(a)(ii).

“Non-Competition Agreement” means that certain Non-Competition Agreement in the form attached hereto as Exhibit C.

“Notice” has the meaning set forth in Section 9.1.

“Offset Amount” has the meaning set forth in Section 2.1(a)(iii).

“Oracle License” means that certain license agreement between SemGroup Corporation and Oracle dated August 29, 2005.

“Owned Real Property” has the meaning set forth in Section 3.10(a).

“Parent Guaranty” means that certain Parent Guaranty in the form of Exhibit D hereto.

“Partnership Documents” means (a) all Subject Instruments and (b) all other contracts, indentures, mortgages, deeds of trust, loan or credit agreements, bonds, notes, debentures, evidences of indebtedness, swap agreements, leases or other instruments or agreements to which NGL or any of its Subsidiaries is a party or by which NGL or any of its subsidiaries is bound or to which any of the property or assets of NGL or any of its subsidiaries is subject that solely in the case of this clause (b), are material with respect to NGL and its subsidiaries taken as a whole.

“Party” or “Parties” means any party to this Agreement.

“Permits” has the meaning set forth in Section 3.6(b).

“Permitted Encumbrances” means any (a) Encumbrances for Taxes (i) not yet delinquent or (ii) being contested in good faith by appropriate proceedings, (b) statutory Encumbrances (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s, and other similar liens) arising in the ordinary course of business and securing payments not yet delinquent or being contested in good faith by appropriate proceedings, (c) Encumbrances of public record (other than for indebtedness for borrowed money), (d) the rights of lessors and lessees under leases, and the rights of third parties under any agreement, included in the Contributed Assets and disclosed to NGL, (e) rights of licensors and licensees under licenses included in the Contributed Assets and disclosed to NGL, (f) restrictive covenants, easements, rights of way, defects, imperfections or irregularities of title and other similar encumbrances entered into in the ordinary course of business, which (i) do not materially interfere with either the present use of such property and (ii) do not individually or in the aggregate interfere with the conduct of the business of such Person, and (g)(i) purchase money Encumbrances and (ii) Encumbrances securing rental payments under capital lease arrangements.

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, association, trust, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, regardless of whether having legal status.

“Phase I Report” means a report for Phase I environmental site assessment conducted in accordance with the ASTM International Standard Practice E 1527-05.

“Phase II” means a Phase II environmental site assessment conducted in accordance with ASTM International Standard Guide E1903-97(2002), which may include subsurface investigation.

“Pipeline Assets” means collectively (i) that certain pipeline from Rixie Terminal to Teppco PL in Arkansas, and (ii) that certain pipeline from Bakken Gas Plant to Sidney Terminal in Montana, in each instance, with related personalty.

“Post-Closing Tax Period” means any Tax period (or portion of a period) beginning after the Closing Date.

“Potential Employee” has the meaning set forth in Section 5.3(a).

“Pre-Closing Tax Period” means any Tax period (or portion of a period) ending on or before the Closing Date.

“Pre-Paid Assets” has the meaning set forth in the definition of “Contributed Assets”.

“Real Property” means collectively the Owned Real Property and Leased Real Property.

“Real Property Leases” means all leases, lease guaranties, subleases, licenses, easements, rights-of-way, and agreements, whether written or oral, for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof and all subordination, non-disturbance and attornment agreements and estoppel certificates with respect thereto.

“Referee” means Ernst & Young.

“Registration Rights Agreement” means that certain Registration Rights Agreement in the form of Exhibit E hereto providing for demand registration rights and unlimited piggyback registrations rights subject to the terms thereof.

“Registration Statement” means a Rule 462(b) Registration Statement as filed with the SEC by NGL.

“Related Employees” means employees of any SEM Group Entity who work primarily for the benefit of SemStream.

“Release,” when used in connection with Hazardous Materials, means any depositing, spilling, leaking, pumping, pouring, placing, burying, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment.

“Representatives” has the meaning set forth in Section 2.4(a).

“Retained Accrued Trade Payables” means those Liabilities of SemStream accrued as of the Closing Date constituting trade or service payables.

“Retained Assets” means all of the following assets of SemStream:  (i) all rights under this Agreement and any other agreement executed and delivered by SemStream pursuant to the terms hereof, (ii) the capital stock, partnership interests, limited liability company interests or other equity interests owned by SemStream, including but not limited to SemStream’s membership interests in SemStream Arizona, (iii) Contracts entered into with any Affiliate (excluding the Assumed Affiliate Contracts) or in connection with Indebtedness, (iv) the Employee Benefit Plans and any Employment Agreement or other agreement with any current or former employee, officer or director, (v) all cash and cash equivalents and all bank or other accounts holding cash or cash equivalents, (vi) all Accounts Receivables, (vii) all rights to any Tax refunds for any Excluded Taxes, (viii) the corporate seals, organizational documents, minute books, stock books, Tax Returns related to Excluded Taxes, books of account or other records having to do with the corporate organization of SemStream, (ix) any and all insurance policies, (ix) any Retained Parcel; (x) Retained Intellectual Property, (xi) all employment records, (xii) the Oracle License, (xiii) the SolArc Agreement, (xiv) any Permit or Contract not assigned pursuant to Section 5.9, (xv) the Inventory referenced in Section 2.1(a)(i), (xvi) the Margin and Cash Collateral Deposits and the accounts in which deposited (xvii) Prepaid Assets relating to any other Retained Asset or as set forth on Exhibit F and (xviii) the assets described on Exhibit F hereto.

“Retained Intellectual Property” means the trade name “SemStream” and any similar name, and the domain name and other Internet addresses or identifiers “SemStream.com” and all content thereon.

“Retained Parcel” means any parcel of Owned Real Property which NGL has elected, in accordance with Section 5.17(b), to exclude from the Contributed Assets.

“Retained Property Value” means the aggregate value ascribed to each Retained Parcel as set forth on Section 1.1 of the SEM Disclosure Schedule.

“Rights-of-Way” has the meaning set forth in Section 3.10(e).

“SEC” means the Securities Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“SEM Closing Deliverables” has the meaning set forth in Section 2.1(b).

“SEM Deductible” has the meaning set forth in Section 7.2(b)(ii).

“SEM Disclosure Schedule” means the disclosure schedule prepared and delivered by SemStream as of the Execution Date pursuant to the terms and conditions hereof.

“SEM Group Entities” has the meaning set forth in the Preamble.

“SEM Indemnified Parties” has the meaning set forth in Section 7.3(a).

“SemManagement” means SemManagement, L.L.C., a Delaware limited liability company.

“SemManagement Plan” has the meaning set forth in Section 3.14(b).

“SemStream” has the meaning set forth in the Recitals hereto.

“SemStream Arizona” means SemStream Arizona Propane, L.L.C., a Delaware limited liability company.

“SemStream Fundamental Representations” has the meaning set forth in Section 7.1.

“SemStream Marks” has the meaning set forth in Section 5.19(a).

“SemStream Material Adverse Effect” means a Material Adverse Effect with respect to SemStream, or a material adverse effect on the ability of SemStream to consummate the transactions provided for herein or to perform its obligations hereunder.

“SemStream’s Post-Closing Covenants” has the meaning set forth in Section 7.1.

“SemStream’s Pre-Closing Covenants” has the meaning set forth in Section 7.1.

“Short-Term Agreement” means any Contract entered into in the ordinary course of business that either (i) has a stated term that is no longer than twelve months, or (ii) may be terminated without cause or penalty by any party thereto upon giving 45 days (or less) written notice to the other party.

“SolArc Agreement” means that certain Software License Agreement — Right Angle Software dated as of November 2, 1998 between SemStream (as successor in interest to Williams Energy Services Company) and SolArc, Inc., as amended from time to time.

“State Regulatory Authority” means any state agency or authority having jurisdiction over the rates, facilities or operations of SemStream.

“Storage Amount” means (i) the Applicable Closing Storage Amount less (ii) the sum of (a) the Intrinsic Storage Value, (b) Liquidated Inventory Intrinsic Storage Value, and (c) Liquidated Inventory Transaction Cost Amount.  Storage Amount shall not be a negative number.

“Subject Instruments” means the Existing Credit Agreement and all other instruments, agreements and documents filed as exhibits to the Registration Statement of NGL pursuant to Rule 601(b)(10) of Regulation S-K of SEC; provided, that if any instrument, agreement or other document filed as an exhibit to the Registration Statement as aforesaid has been redacted or if any portion thereof has been deleted or is otherwise not included as part of such exhibit (whether pursuant to a request for confidential treatment or otherwise), the term “Subject Instruments” shall nonetheless mean such instrument, agreement or other document, as the case may be, in its entirety, including any portions thereof which shall have been so redacted, deleted or otherwise not filed.

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such Person or by any one or more of its subsidiaries, or by such Person and one or more of its subsidiaries, or (ii) such Person directly or indirectly is, or beneficially owns or controls a general partner (in the case of a partnership) or a managing member (in the case of a limited liability company).

“Survey” has the meaning specified in Section 5.15(a)(ii).

“Survival Period” has the meaning set forth in Section 7.1.

“Tax” or “Taxes” means any taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by any Governmental Entity, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, goods and services, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, deficiency, inventory or other charge of any kind whatsoever, including tax liabilities arising under Treasury Regulation Section 1.1502-6 and any similar provisions from federal, state, local or foreign applicable law, by contract, as successor, transferee or otherwise, and any interest, penalty, or addition with respect to any of the foregoing, whether disputed or not.

“Tax Basis Schedule” has the meaning specified in Section 5.16(e).

“Tax Return” means any return, declaration, report, election, designation, notice, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party” means any Person other than the Parties or any of their respective Affiliates or any successors and assigns to the foregoing.

“Title Commitment” has the meaning specified in Section 5.15(a)(i).

“Title Company” means First American Title Insurance Company, writing through its national commercial services division in Chicago, Illinois or such other reputable title insurance company licensed to do business in which the Real Property is located and reasonably acceptable to NGL in its reasonable discretion.

“Title Policy” has the meaning specified in Section 5.15(a)(i).

“Transaction Expenses” means, with respect to any Party, the aggregate amount of all out-of-pocket fees and expenses, incurred by, or to be paid by, such Party and its Subsidiaries relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby, which shall include (a) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Entity on behalf of such Party or its Subsidiaries; (b) any fees or expenses associated with obtaining the release and termination of any Encumbrance; (c) all brokers’ or finders’ fees; (d) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and experts; and (e) all sale, change of control, “stay-around,” retention, success or similar bonuses, severance or other payments to any Person in connection with or upon the consummation of the transactions contemplated hereby, in all cases, whether payable prior or on the Closing Date or thereafter (and the employer portion of any payroll Taxes associated with any of the foregoing payments).

“Transferred Employee” has the meaning set forth in Section 5.3(a).

“Transfer Taxes” means any sales, use, documentary, stamp, registration, recording, transfer, property, ad valorem or similar Taxes or fees imposed on the transfer of any Contributed Assets as contemplated by this Agreement.

“Transition Services Agreement” means that certain Transition Services Agreement in the form of Exhibit H hereto.

“Underwriting Agreement Representations” means, collectively, the representations and warranties set forth in Section 1, (8) (Good Standing of Subsidiaries), (9) (Ownership of the General Partner), (10) (Ownership of the General Partner Interest in the Partnership), (13) (Ownership of Incentive Distribution Rights in the Partnership), (14) (Ownership of Silverthorne Operating), (15) (Ownership of NGL Supply, LLC), (16) (Ownership of Hicksgas LLC), (17) (Ownership of NGL Gateway Terminals, Inc. (Canada)), (18) (Ownership of NGL Supply Retail, LLC), (19) (Ownership of NGL Supply Wholesale, LLC), (20) (Ownership of NGL Supply Terminal Company, LLC), (21) (No Other Subsidiaries), (27) (Absence of Labor Dispute), (30) (Possession of Intellectual Property), (31) (Material Contracts), (33) (Possession of Licenses and Permits), (34) (Title to Property), (35) (Rights of Way), (37) (Environmental Laws), (38) (Absence of Registration Rights), (42) (Tax Returns), (43) (Insurance), (44) (Accounting and Disclosure Controls), (45) (Compliance with the Sarbanes-Oxley Act), (46) (Absence of Manipulation), (48) (Foreign Corrupt Practices Act), (49) (Money Laundering Laws), (50) (OFAC), (51) (ERISA Compliance), (53) (Related Party Transactions), and (57) (No Restrictions on Dividends) of the NGL Underwriting Agreement.

“Variable Units” means an aggregate number of NGL Common Units equal to (x) 203,906, in the event the Closing Date is October 1, 2011; (y) 182,031, in the event the Closing Date is November 1, 2011, (z) 160,156, in the event the Closing Date is December 1, 2011 and (xx) 138,281 in the event the Closing Date is on January 1, 2012.

“WARN” has the meaning set forth in Section 3.14(h).

“West Memphis Property” means that certain real property located in West Memphis, Arkansas to be acquired by SemStream pursuant to the West Memphis Purchase Agreement.

“West Memphis Purchase Agreement” means that certain Purchase and Sale Agreement dated as of August 24, 2011 between SemStream and William L. Johnson Co., Inc., an Arkansas corporation.

1.2           Rules of Construction.

(a)           The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.  Unless otherwise indicated, all references to an “Article” or “Section” followed by a number or a letter refer to the specified Article or Section of this Agreement.  Unless otherwise indicated, all references to an “Exhibit” followed by a letter refer to the specified Exhibit to this Agreement.  The terms “this Agreement,” “hereof,” “herein” and “hereunder” and similar expressions refer to this Agreement (including the Disclosure Schedules and the Exhibits) and not to any particular Article, Section or other portion hereof.

(b)           Each Disclosure Schedule will be deemed part of this Agreement and included in any reference to this Agreement.  Each Disclosure Schedule sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in such Disclosure Schedule relates; provided, however, that any fact or item that is disclosed in any section of such Disclosure Schedule that is reasonably apparent on its face to qualify another representation or warranty of the applicable Party shall be deemed to be disclosed in such other sections of such Disclosure Schedule, as applicable, notwithstanding the omission of any appropriate cross-reference thereto.  Notwithstanding anything in this Agreement to the contrary, the inclusion of an item in any Disclosure Schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect.

(c)           Unless otherwise specifically indicated or the context otherwise requires, (i) all references to “dollars” or “$” mean United States dollars, (ii) words importing the singular shall include the plural and vice versa, and words importing any gender shall include all genders, (iii)  “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and (iv) all words used as accounting terms shall have the meanings assigned to them under United States generally accepted accounting principles as amended from time to time (“GAAP”) applied on a consistent basis.  If any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.  Reference to any party hereto is also a reference to such party’s permitted successors and assigns.

(d)           The Parties have participated jointly in the negotiation and drafting of this Agreement.  No provision of this Agreement will be interpreted in favor of, or against, any of the Parties by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement, and no rule of strict construction will be applied against any party hereto.

ARTICLE II

CONTRIBUTION

2.1           Consideration; Closing.  Subject to the satisfaction or waiver of the conditions to closing set forth in Article VI, the closing (the “Closing”) of the transactions contemplated by this Agreement shall be held at the offices of Winston & Strawn LLP, 35 W. Wacker Drive,

Chicago, Illinois 60601 on the first Business Day of the first full calendar month immediately following the date on which the satisfaction or waiver of all of the conditions set forth in Article VI (other than the conditions that would normally be satisfied on the Closing Date) has occurred.  The Closing shall have been deemed to have occurred at 12:01 a.m., Chicago time, on the Closing Date, or such other place, date and time as may be mutually agreed upon in writing by SemStream and NGL.  The “Closing Date,” as referred to herein, shall mean the date of the Closing.

(a)           Subject to the terms and conditions of this Agreement, SemStream shall contribute, sell, assign, convey, transfer and deliver to NGL Subsidiary, and NGL Subsidiary shall acquire and purchase from SemStream, the Contributed Assets, in each case free and clear of all Encumbrances of any kind, except for Permitted Encumbrances, in exchange for the following aggregate consideration (the “Aggregate Consideration”) (as adjusted pursuant to Section 2.4), which shall be paid as follows at the Closing:

(i)            Estimated Working Capital Adjustment.  Subject to subsection (iii) below, three (3) Business Days prior to the Closing, SemStream shall deliver to NGL Subsidiary a good faith estimate of the Net Working Capital Closing Statement (“Estimated Net Working Capital”) as of the Calculation Date.  If the Estimated Net Working Capital is less than the Net Working Capital Threshold, then SemStream shall pay to NGL Subsidiary at Closing an amount in cash equal to such shortfall.  If the Estimated Net Working Capital exceeds the Net Working Capital Threshold by $25,000,000 or less (such excess amount, the “Initial Excess Amount”), then NGL shall issue an aggregate number of NGL Common Units to SemStream equal to (A) such Initial Excess Amount divided by (B) $20.00 (the “Additional NGL Units”).  In the event the Estimated Net Working Capital exceeds the Net Working Capital Threshold by more than $25,000,000, then NGL shall issue the Additional NGL Units to SemStream and NGL Subsidiary shall pay to SemStream at Closing an amount in cash equal to the amount by which Estimated Net Working Capital exceeds $25,000,000; provided, notwithstanding the foregoing, in the event the Estimated Net Working Capital is greater than $125,000,000, then, at the sole election of NGL, the parties shall work together in good faith to identify Inventory that SemStream will retain and not assign hereunder (and exclude from the calculation of Estimated Net Working Capital) so that the Estimated Net Working Capital is equal to or less than $125,000,000 (or such higher amount as consented to by NGL in its sole discretion).  Any such excluded Inventory will constitute Retained Assets hereunder.  Any such cash payment by NGL Subsidiary is made hereunder to reimburse SemStream for capital expenditures with respect to Inventory contributed by SemStream to NGL Subsidiary hereunder and shall be treated as such by the Parties for all financial and Tax reporting purposes (including without limitation for purposes of Treas. Reg. Section 1.707-4(d)).

(ii)           Issuance of NGL Units by NGL to SemStream.  NGL shall issue, convey, assign, transfer and deliver to SemStream, free and clear of any Encumbrances (other than restrictions under applicable securities Laws), (a) 7,500,000 NGL Common Units (as further described in the NGL LP Agreement) (the “Contribution NGL Units”), and (b) the Variable Units (the Contribution Units, the Variable Units and the Additional NGL Units (if any), collectively, the “NGL Units”).

(iii)          Offset Amount.  At Closing, any cash amounts payable by NGL pursuant to subsection (i) above shall be reduced by an aggregate equal to the Retained Property Value (if any) (the “Offset Amount”).  In the event the Offset Amount exceeds the aggregate cash amount to be paid by NGL pursuant to such subsection (i) above, then at the Closing, SEM shall pay such excess amount to NGL in cash (the “Offset Payment”).

(iv)          Assumption of the Assumed Liabilities.  NGL Subsidiary shall assume the Assumed Liabilities pursuant to an assumption agreement in the form attached as Exhibit G hereto (the “Assumption Agreement”).

(b)           At Closing, in addition to any other documents to be delivered under other provisions of this Agreement, SemStream shall deliver (or cause to be delivered) the following (collectively, the “SEM Closing Deliverables”):

(i)            the officer’s certificates described in Section 6.3(a)(iii);

(ii)           a certificate of each of SemStream in the form specified in Treasury Regulation Section 1.1445-2(b)(2)(iv) that SemStream is not a “foreign person” within the meaning of Section 1445 of the Code; and

(iii)          the Registration Rights Agreement executed by SemStream;

(iv)          the Transition Services Agreement;

(v)           the Non-Competition Agreement executed by SemStream, the General Partner and the Limited Partner;

(vi)          the executed Bill of Sale and Assignment Agreement;

(vii)         a special warranty deed conveying to NGL Subsidiary or its nominee each parcel of the Owned Real Property, together with any appurtenances thereto, duly executed by SemStream and in form and substance reasonably satisfactory to NGL;

(viii)        all real property transfer tax declarations and all affidavits and other documents reasonably required by the Title Company in connection with the issuance of the Title Policies;

(ix)           pay-off letters and lien releases from holders of all Indebtedness of SemStream, in form and substance reasonably satisfactory to NGL and, in any event, authorizing the release of any Encumbrances (other than Permitted Encumbrances) upon payment of the applicable pay-off amount;

(x)            the Parent Guaranty executed by the Limited Partner;

(xi)           the Tax Basis Schedule;

(xii)          the executed Amended Holdings LLC Agreement;

(xiii)         the executed New SolArc Agreement; and

(xiv)        an acknowledgment from the Limited Partner and General Partner pursuant to which such Persons covenant and agree to be bound by Section 5.26(b) and (c) hereof.

(c)           At Closing, in addition to any other documents to be delivered under other provisions of this Agreement, the NGL Subsidiary shall deliver the following (or cause to be delivered) (collectively, the “NGL Closing Deliverables”):

(i)            NGL shall deliver to SemStream certificates representing the NGL Units, accompanied by duly executed instruments of transfer;

(ii)           the executed Amended Holdings LLC Agreement;

(iii)          the officer’s certificates described in Sections 6.2(a)(iii);

(iv)          the Registration Rights Agreement executed by NGL;

(v)           the Assumption Agreement executed by NGL;

(vi)          the transfer waivers described in Section 5.27;

(vii)         the executed New SolArc Agreement; and

(viii)        evidence of termination of all letters of credit set forth on Section 5.20 of the SEM Disclosure Schedule (as updated pursuant to Section 5.25), in form and substance reasonably satisfactory to SemStream.

(d)           At the Closing, in exchange for a cash payment of $22,500 from SemStream, Holdings shall issue, assign, transfer and deliver to SemStream, free and clear of any Encumbrances (other than restrictions under applicable securities Laws), an aggregate amount of membership interests of Holdings (as further described in the Amended Holdings LLC Agreement) (the “Holdings Interests”), representing 7.5% of the issued and outstanding membership interests in Holdings as of the Closing Date.

2.2           Assumed Liabilities.  NGL Subsidiary shall, at the Closing, assume, agree to perform, and, when due, pay and discharge, all the Liabilities of SemStream to the extent attributable to the Business (including all Liabilities reflected on the Net Working Capital Closing Statement), other than the Excluded Liabilities (the “Assumed Liabilities”).

2.3           Excluded Liabilities.  Notwithstanding Section 2.2 above, NGL Subsidiary shall not assume or pay and SemStream shall continue to be responsible for the following Liabilities of SemStream whether or not relating to the Business (collectively, the “Excluded Liabilities”):

(i)            Any Liability arising from any action, suit or proceeding related to products sold or delivered by SemStream prior to the Closing Date; notwithstanding the disclosure thereof in the Financial Statements or in the Disclosure Schedules hereto;

(ii)           any Excluded Taxes;

(iii)          any Liability of SemStream arising from the transactions contemplated by this Agreement;

(iv)          any Liability of SemStream to the extent attributable to the Retained Assets including, without limitation, any Liability attributable to SemStream’s ownership interest in SemStream Arizona; or

(v)           any Liability of SemStream arising from any action, claim, suit or proceeding related to the Bankruptcy Plan or any subsequent action, claim, suit or proceeding arising out of or related to such pending matters;

(vi)          any Liability of SemStream incurred in connection with or related to any current or former employee of SemStream or any Affiliate thereof (other than Liabilities to Transferred Employees arising in connection with their employment with NGL Subsidiary), including any severance obligations or obligations under any Employee Benefit Plan of SemStream, any Affiliate, or any ERISA Affiliate thereof;

(vii)         current accrued liabilities of SemStream (excluding Retained Accrued Trade Payables) in excess of $3,000,000 in the aggregate, if any; or

(viii)        the Retained Accrued Trade Payables.

2.4           Working Capital Adjustment.

(a)           Following the Closing Date, NGL Subsidiary shall cause to be prepared a statement of the Net Working Capital of SemStream as of the Calculation Date (the “Net Working Capital Closing Statement”).  The Net Working Capital Closing Statement shall contain line item detail comparable to the balance sheet included in the most recent Financial Statements with respect to the components of the Net Working Capital of SemStream as of the Calculation Date.  No later than forty-five (45) days following the Closing, NGL Subsidiary shall deliver to SemStream the Net Working Capital Closing Statement, together with a worksheet showing the difference, if any, between the Net Working Capital reflected therein and the Net Working Capital Threshold.  SemStream shall have a period of thirty (30) days following its receipt of the Net Working Capital Closing Statement and related worksheet to provide written notice of its objection to the Net Working Capital Closing Statement or the related worksheet (which notice shall state the basis for SemStream’s objection).  During the 30-day period following SemStream’s receipt of the Net Working Capital Closing Statement, the NGL Subsidiary shall use its commercially reasonable efforts to provide the SemStream and its and its officers, directors, principals, employees, advisors, auditors, agents, bankers and other representatives (collectively, the “Representatives”) with access to the non-privileged working papers relating to the Net Working Capital Closing Statement, and NGL Subsidiary shall cooperate with

SemStream and its Representatives to provide them with any other information used in preparing the Net Working Capital Closing Statement reasonably requested by SemStream and its Representatives.  If, within such 30-day period, SemStream has not given NGL Subsidiary written notice of its objection to the Net Working Capital Closing Statement or the related worksheet, then the Net Working Capital reflected therein shall be binding and conclusive on the Parties and used in making the adjustment provided for in Section 2.4(b).  If SemStream timely provides any such objection, SemStream and NGL Subsidiary shall work in good faith to resolve any differences with respect thereto.  If, at the end of a 15-day period from the date of delivery of any objection by SemStream there are any matters that remain in dispute, then NGL and SemStream shall submit the remaining matters in dispute to the Referee within the following five (5) Business Days for resolution.  The Referee shall make a determination with respect to the disputed matters submitted to it and determine the Net Working Capital of SemStream as of the Calculation Date within thirty (30) days after the objections that remain in dispute are submitted to it. In making such determination, the Referee shall consider only those items or amounts in NGL Subsidiary’s calculation of Net Working Capital as to which SemStream has disagreed.  If any objections are submitted to the Referee for resolution, (i) each Party shall furnish to the Referee such work papers and other documents and information relating to such objections as the Referee may request and are available to that Party (or its independent public accountants or other representatives) and will be afforded the opportunity to present to the Referee any material relating to the determination of the matters in dispute and to discuss such determination with the Referee and (ii) the determination by the Referee of the Net Working Capital of SemStream as of the Calculation Date, as set forth in a written notice delivered to each of SemStream and NGL Subsidiary by the Referee, shall be calculated in accordance with the past practices utilized in preparing the most recent Financial Statements, and shall be binding and conclusive on the Parties and, absent manifest error, shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereof. The fees and expenses of the Referee shall be allocated to and borne by NGL Subsidiary and SemStream based on the inverse of the percentage that the Referee’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Referee.  For example, should the items in dispute total in amount to $100,000 and the Referee awards $60,000 in favor of SemStream’s position, 60% of the costs of its review would be borne by NGL Subsidiary and 40% of the costs would be borne by SemStream.  The final Net Working Capital of SemStream as of the Calculation Date, as determined in accordance with this Section 2.4(a), is referred to as the “Final Net Working Capital.”

(b)           If the Final Net Working Capital is less than the Estimated Net Working Capital (as determined and adjusted pursuant to Section 2.1(a)), SemStream shall pay NGL Subsidiary a cash amount equal to the amount of such shortfall.  If the Final Net Working Capital exceeds the Estimated Net Working Capital (as determined and adjusted pursuant to Section 2.1(a)), NGL shall pay SemStream the amount of such excess in cash.

2.5           Retained Assets.  SemStream shall not contribute, sell, transfer, convey or deliver to NGL Subsidiary, and NGL Subsidiary shall not acquire or purchase from SemStream, the Retained Assets.

2.6           Consideration Allocation.  Within sixty (60) days of the determination of the Final Net Working Capital, NGL Subsidiary shall provide to SemStream a proposed schedule allocating the Aggregate Consideration (as adjusted pursuant to Section 2.4(b) (and relevant Assumed Liabilities) among the Contributed Assets and the non-compete obligation set forth in the Non-Competition Agreement (the “Consideration Allocation Schedule”).  The Consideration Allocation Schedule will be prepared in accordance with the applicable provisions of the Code.  NGL Subsidiary and SemStream shall make appropriate adjustments to the Consideration Allocation Schedule to reflect any adjustments to Aggregate Consideration or other relevant items.  NGL Subsidiary and SemStream agree to use commercially reasonable efforts to agree on the Consideration Allocation Schedule and, if agreed, to report for all Tax reporting purposes the transactions in accordance with the mutually agreed Consideration Allocation Schedule, as appropriately adjusted.  In the event NGL Subsidiary and SemStream cannot agree on the Consideration Allocation Schedule each Party may allocate the Aggregate Consideration for their respective separate Tax reporting purposes in their discretion.

2.7           Withholding.  NGL Subsidiary shall be entitled to deduct and withhold from any amounts payable under this Agreement amounts that NGL Subsidiary is required to deduct and withhold under the Code or other provision of any Tax Law, provided, that at least ten (10) Business Days prior to Closing NGL Subsidiary will notify SemStream of any such withholding that NGL Subsidiary believes to be required and give SemStream an opportunity to demonstrate, if it desires, that a lesser amount of withholding is required.  All amounts withheld shall be treated for all purposes of this Agreement as being timely paid.

2.8           NGL Unit Adjustment.  The aggregate NGL Common Units issued pursuant to Section 2.1(a) shall be subject to equitable adjustment in the event of any unit split, unit dividend, reverse unit split or similar event affecting the NGL Common Units after the date hereof and prior to the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SEMSTREAM

Except as disclosed in the SEM Disclosure Schedule or to the extent relating exclusively to the Retained Assets, SemStream represents and warrants to the NGL Group Entities as of the date hereof and as of the Closing Date that:

3.1           Organization; Qualification.

(a)           SemStream has been duly formed and is validly existing and in good standing under the applicable Laws of its jurisdiction of formation with all requisite power and authority (corporate or otherwise) to own, lease or otherwise hold and operate the Contributed Assets and to carry on the Business as presently conducted.  SemStream is duly qualified and in good standing as a foreign entity to do business in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing would not have a SemStream Material Adverse Effect.

(b)           SemStream does not have any Subsidiary other than SemStream Arizona.  SemStream Arizona does not have any Subsidiary.

(c)           SemStream has heretofore made available to NGL Subsidiary a complete and correct copy of the limited partnership agreement of SemStream.

3.2           Authority; No Violation; Consents and Approvals.

(a)           SemStream has all requisite power and authority (corporate or otherwise) to enter into this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by SemStream of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite action on the part of SemStream, and no other corporate, company, shareholder, partnership or similar proceeding on the part of SemStream or any Affiliate thereof is necessary to consummate the transactions contemplated by this Agreement.

(b)           This Agreement has been duly executed and delivered by SemStream and, assuming the due authorization, execution and delivery hereof by the other Parties, constitutes a legal, valid and binding agreement of SemStream, enforceable against SemStream in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).

(c)           None of the execution and delivery by SemStream of this Agreement, or the consummation by SemStream of the transactions contemplated hereby, or the performance by SemStream under this Agreement will (i) violate, conflict with or result in a breach of any provision of the partnership agreement of SemStream; (ii) other than as set forth on Section 3.2(c) of the SEM Disclosure Schedule, require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Entity (each, a “Governmental Authorization”), other than any Governmental Authorization that may be obtained after the Closing without material penalty; (iii) other than as set forth on Section 3.2(c) of the SEM Disclosure Schedule, require any consent or approval of any counterparty to, or violate or result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under, any Contract or Permit to which SemStream is a party or any Contributed Assets bound; (iv) result in the creation of an Encumbrance, other than a Permitted Encumbrance, upon or require the sale or give any Person the right to acquire any of the Contributed Assets or restrict, hinder, impair or limit the ability of SemStream to carry on the Business; or (v) violate or conflict with any Law applicable to SemStream.

3.3           Capitalization.

(a)           All of the issued and outstanding limited partnership interests of SemStream are owned by the Limited Partner.

(b)           SemStream does not have any outstanding loans or advances or capital contributions to, or investments in, any corporation, partnership or other Person.  Section 3.3(b) of the SEM Disclosure Schedule sets forth any outstanding loans or advances between or among

SEM Group Entities, excluding intercompany payables and receivables in the ordinary course of business.

3.4           Financial Statements.  Set forth in Section 3.4 of the SEM Disclosure Schedule are the unaudited financial statements of SemStream as of and for the years ended December 31, 2008, 2009 and 2010 and the three-month period ending March 31, 2011 (collectively, the “Financial Statements”), including all related notes and schedules thereto.  The Financial Statements fairly present in all material respects the financial position of SemStream, as of the respective dates thereof, and the results of operations, cash flows and changes in members’ equity of SemStream for the periods indicated (in the case of interim financial statements, subject to normal year-end adjustments and the absence of financial footnotes), have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except, in the case of interim financial statements, for normal and recurring year-end adjustments).

3.5           Undisclosed Liabilities.  SemStream does not have any Liability of the nature required to be disclosed in a balance sheet in accordance with GAAP that is not shown on or provided for in the Financial Statements, other than the Excluded Liabilities and Liabilities incurred or accrued in the ordinary course consistent with past practice since March 31, 2011 and reflected in the calculation of Net Working Capital pursuant to Section 2.4.

3.6           Compliance with Applicable Laws; Permits.

(a)           SemStream is in compliance in all material respects with all applicable Laws.  SemStream has not received any written communication from a Governmental Entity that alleges that SemStream is not in compliance in any material respect with any applicable Laws that has not been resolved to the satisfaction of such Governmental Entity.

(b)           To Knowledge of SemStream, SemStream is in possession of all material franchises, authorizations, licenses, permits, exemptions, consents, certificates, approvals and orders (collectively, the “Permits”) necessary to own, lease and operate its properties and to lawfully carry on the Business as it is now being conducted, as of the date hereof.  Except as set forth on Section 3.6(b) of the SEM Disclosure Schedule, all Permits are in full force and effect, and SemStream has not received written notice that such Permits will not be renewed in the ordinary course after Closing.  Except as set forth on Section 3.6(b) of the SEM Disclosure Schedule, SemStream is not in default or violation in any material respect with any of the Permits.

(c)           Notwithstanding Section 3.6(a) and (b), the representations made in this Section 3.6 shall not apply to environmental matters (which are provided for in Section 3.9), Tax matters (which are provided for in Section 3.13) and employment and benefits matters (which are provided for in Section 3.14).

3.7           Certain Contracts and Arrangements.

(a)           Section 3.7(a) of the SEM Disclosure Schedule sets forth a true and complete list, as of the date hereof, of the following Contracts (including currently effective amendments and modifications thereto), to which SemStream is a party, by which any of its properties are bound or that relate to the conduct of the Business (excluding such Contracts to which SemStream Arizona is a party or bound) (collectively, the “Material Agreements”):

(i)            transportation agreements involving payments to or from SemStream (other than Short-Term Agreements);

(ii)           propane sale and supply agreements involving payments to or from SemStream (other than Short-Term Agreements);

(iii)          storage agreements involving payments to or from SemStream  (other than Short-Term Agreements);

(iv)          Contracts, or a group of related Contracts with the same party, for the purchase, sale or distribution of equipment, supplies, products or services, excluding Inventories, under which the undelivered balance of such equipment, supplies, products or services has a price in excess of $25,000 (other than Short-Term Agreements and propane sale and supply agreements that are not required to be listed pursuant to Section 3.7(a)(ii));

(v)           Contracts, loan agreements, letters of credit, repurchase agreements, mortgages, security agreements, guarantees, pledge agreements, trust indentures, promissory notes, lines of credit and similar documents in each case relating to the borrowing of money or for lines of credit;

(vi)          real property leases calling for payments by SemStream of amounts greater than $25,000 per year;

(vii)         partnership or joint venture agreements;

(viii)        Contracts limiting the ability of SemStream to compete in any line of business or with any Person or in any geographic area;

(ix)           Contracts relating to any outstanding commitment for capital expenditures in excess of $250,000;

(x)            (A) Collective Bargaining Agreements and other Contracts with any labor union or organization, (B) Employment Agreements between SemStream and any Related Employees or Independent Contractors which are not cancellable without material penalty or without more than ninety (90) days’ notice and (C) the Employee Benefit Plans to which SemStream will be subject after the Closing;

(xi)           material Contracts not entered into in the ordinary course of Business;

(xii)          Contracts for the acquisition or disposition of real property capital stock or other businesses;

(xiii)         Contracts providing for indemnification of any officer or director of SemStream;

(xiv)        agency, distributor, dealer, sales, marketing or similar agreements or arrangements with any Person that generates or refers business to SemStream (other than propane sale and supply agreements that are not required to be listed pursuant to Section 3.7(a)(ii)); and

(xv)         Contracts not otherwise disclosed in (i) — (xiv) above that are currently in effect and to which SemStream or its respective properties are bound that are material to the Business (excluding Short-Term Agreements that are not required to be disclosed pursuant to Section 3.7(a)(i), (a)(ii) or (a)(iii) above or Contracts below the thresholds set forth pursuant to Section 3.7(a)(iv), (a)(vi) or (a)(ix)).

(b)           Section 3.7(b) of the SEM Disclosure Schedule contains, as of the date hereof, a complete and correct list of all Derivative Transactions (including each outstanding commodity hedging position) entered into by SemStream or for the account of any of its customers as of the Execution Date.  All Derivative Transactions were, and any Derivative Transactions entered into after the Execution Date will be, entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by SemStream, and were, and for any Derivative Transactions entered into after the Execution Date will be, entered into with counterparties believed at the applicable time of execution of the applicable Derivative Transaction to be (i) financially responsible and (ii) able to understand (either alone or in consultation with their advisers) and bear the risks of such Derivative Transactions.  SemStream has duly performed all of its obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of SemStream, there are no breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.

(c)           Except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and provided that any indemnity, contribution and exoneration provisions contained in any such Material Agreement may be limited by applicable Laws and public policy, each of the Material Agreements (i) constitutes the legal, valid and binding obligation of SemStream enforceable against SemStream in accordance with its terms, (ii) is in full force and effect as of the Execution Date and (iii) will be in full force and effect upon the consummation of the transactions contemplated by this Agreement.

(d)           There is not under any Material Agreement any material default or, to SemStream’s Knowledge, event, that, with notice or lapse of time or both, would reasonably be expected to constitute a material default on the part of any of the parties thereto, except such events of default and other events as to which requisite waivers or consents have been obtained.

(e)           Except as set forth on Section 3.7(e) of the SEM Disclosure Schedule, SemStream has not (i) received written notice of any breach of or violation or default under any Material Agreement or of any condition which with the passage of time or the giving of notice or both would result in such a violation or default under any Material Agreement, or (ii) received written notice of the desire of the other party or parties to any such Material Agreement to exercise any rights such party has to cancel, terminate, renegotiate or repudiate such contract or exercise remedies thereunder.

(f)            True and complete copies of all Material Agreements have been delivered or made available to NGL Subsidiary by SemStream.

3.8           Legal Proceedings.

(a)           There are no pending, or, to the Knowledge of SemStream, threatened, actions, lawsuits, claims or proceedings, whether at law or in equity or in any arbitration or similar proceeding against or affecting SemStream, any of the Contributed Assets or the Business.  SemStream is not a party or subject to or in default under any judgment, order, injunction or decree of any Governmental Entity or arbitration tribunal relating to the Contributed Assets or the Business, and none of the Contributed Assets or the Business is subject to or in default under any such judgment, order, injunction or decree.  There is no pending or, to the Knowledge of SemStream, threatened investigation of or affecting SemStream or with respect to  the Contributed Assets or the Business by any Governmental Entity.

(b)           There is no pending, or to the Knowledge of SemStream, threatened action, lawsuit, claim or proceeding, whether at law or in equity or in any arbitration or similar proceeding to which SemStream is a party or subject that could reasonably be expected to have a material adverse effect on SemStream’s performance of its obligations under this Agreement or the consummation of the transactions contemplated hereby.

3.9           Environmental Matters.

(a)           The operations of the Business and SemStream have been and, as of the Closing Date, will be, in compliance in all material respects with all Environmental Laws.

(b)           To the Knowledge of the SemGroup Entities, there are no past or present facts, conditions or circumstances that interfere with the conduct of the Business in the manner now conducted or that interfere with continued compliance in all material respects with any Environmental Law.

(c)           SemStream has obtained and maintained in full force and effect all material Permits required by Environmental Laws (“Environmental Permits”), and has timely made all filings, permit renewal applications, reports and notices required under applicable Environmental Law in connection with the operations of the Business.

(d)           SemStream is not the subject of any outstanding written agreements (including consent orders and settlement agreements) with any Governmental Entity or other Person imposing liability or obligations with respect to any environmental matter (excluding liability or obligations pursuant to unasserted claims under indemnification or similar provisions in agreements involving only non-Governmental Entities).

(e)           SemStream has not received any written communication from any Governmental Entity or other Person (i) alleging, with respect to any such party, the violation of or liability under any Environmental Law related to the Business or by SemStream, which allegations have not been resolved, or (ii) requesting, with respect to related to the Business or SemStream, information with respect to an investigation pursuant to any Environmental Law, which request has not been satisfied.

(f)            There has been no Release of any Hazardous Material from or in connection with the Owned Real Property, the Leased Real Property or any properties formerly owned or leased by SemStream or related to the Business that has not been adequately reserved for in the Financial Statements and that has resulted or would reasonably be expected to result in material liability under Environmental Laws or a claim for damages or compensation by any Person.

(g)           To the Knowledge of the SEM Group Entities, there are no underground storage tanks (as defined by applicable underground storage tank regulations) or related pipes, pumps or other similar related equipment regardless of their use or purpose whether active or abandoned at the Owned Real Property or the Leased Real Property.

(h)           The SEM Group Entities have provided true and complete copies of all Phase I environmental site assessment reports, Phase II reports, environmental or health and safety compliance reports, agreements, consent orders, consent decrees, pleadings, violation notices or other notices of liability related, in each case, to Environmental Laws or Hazardous Materials, in the SEM Group Entities’ or any SemStream’s control or possession.

3.10         Properties.

(a)           Section 3.10(a) of the SEM Disclosure Schedule sets forth a true and complete list, as of the date hereof, (i) of all real property owned by SemStream (such real property together with all buildings, structures, installations, fixtures, improvements, betterments and additions situated thereon, all privileges and appurtenances thereto and any easements and rights of way benefitting such real property, the “Owned Real Property”) and (ii) all material tangible personal property (including vehicles and propane tanks but excluding propane and other natural gas liquids) which are Contributed Assets.  SemStream has good title to all tangible personal property owned by SemStream, free and clear of all Encumbrances except Permitted Encumbrances.

(b)           Section 3.10(b) of the SEM Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each real property that is a Contributed Asset that is leased, subleased, licensed, or otherwise used by SemStream in the Business, as lessee, sublessee or licensee, as the case may be (such leasehold interests, as demised by the applicable leases, subleases and licenses, collectively, the “Leased Real Property”), including all options that give the tenant the right, or require the tenant (upon any circumstances), to purchase any Leased Real Property.  Except as forth on Section 3.10(b) of the SEM Disclosure Schedule, the Leased Real

Property, is held under valid and subsisting and enforceable Real Property Leases, free and clear of all Encumbrances, except for Permitted Encumbrances.

(c)           Section 3.10(c) of the SEM Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all leases and extensions, modifications, supplements and amendments thereto, granting to SemStream possession of or rights to personal property that is a Contributed Asset, other than such leases involving annual payment of less than $25,000.

(d)           Except as set forth on Section 3.10(d) of the SEM Disclosure Schedule, SemStream has not assigned any interest in, or subleased any parcel of Leased Real Property or its right under any Real Property Lease, and to the Knowledge of SemStream there are no uncured, material breaches or defaults by the landlords under such Real Property Leases.

(e)           SemStream has such consents, easements, rights-of-way or licenses from each Person (each, a “Right of Way” and, collectively, “Rights-of-Way”) as are sufficient to conduct the business of the Pipeline Assets, subject to the limitations contained in Section 3.10(e) of the SEM Disclosure Schedule.  SemStream has fulfilled and performed all of its material obligations with respect to such Rights-of-Way and no event has occurred or is anticipated to occur that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in a default thereunder or any impairment of the rights of the holder of any such Rights-of-Way.  No Right-of-Way contains any restriction that is materially burdensome to SemStream.  The Parties agree that no other representations are made by SemStream with respect to the Pipeline Assets other than those representations set forth in this Section 3.10(e).

3.11         Condition and Sufficiency of Contributed Assets.  The Equipment and Improvements of SemStream are in good operating condition and repair and adequate for the uses to which they are being put, except (i) for ordinary, routine maintenance and repairs and (ii) such other defects that do not materially impair the use of such assets in the ordinary course of business.  Except as provided in the Transition Services Agreement or otherwise set forth on Section 3.11 of the SEM Disclosure Schedule, the Contributed Assets are sufficient for the operation of the Business as conducted prior to the Execution Date.

3.12         [Intentionally Omitted]

3.13         Tax Matters.

(a)           SemStream has complied in all material respects with all Tax Laws.  All material Tax Returns required by applicable Law to be filed by or with respect to SemStream have been timely filed and all such Tax Returns were true, correct and complete in all material respects at the time of filing.

(b)           Except for Taxes being contested in good faith in appropriate proceedings for which adequate reserves have been provided for on the books and records, all Taxes relating to periods ending on or before the Closing Date owed by or with respect to SemStream (regardless of whether shown on any Tax Return) have been timely paid.

(c)           There is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, SemStream in respect of any Tax or Tax assessment, nor has any claim for additional Tax or Tax assessment been asserted in writing or been proposed by any Tax authority.

(d)           No written claim has been made by any Tax authority in a jurisdiction where SemStream does not currently file a Tax Return that SemStream is or may be subject to any Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing.

(e)           Except as set forth on Section 3.13(e) of the SEM Disclosure Schedule, SemStream does not have any outstanding requests for any extension of time within which to pay any Taxes or file any Tax Returns with respect to any Taxes.

(f)            There has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of SemStream.

(g)           SemStream has not entered into any agreement or arrangement with any Tax authority that requires SemStream to take any action or refrain from taking any action.

(h)           SemStream is not a party to any agreement (other than a Tax Return filed with a Tax authority), whether written or unwritten, providing for the payment of Taxes, Tax Losses, entitlements to Tax refunds or similar Tax matters.

(i)            SemStream has withheld all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other Third Party and all required sales and use Taxes.  SemStream has timely remitted such withheld Taxes to the appropriate Governmental Entity.

(j)            No SEM Group Entity is a “foreign person” within the meaning of Section 1445 of the Code.

(k)           SemStream has not been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(l)            There are no Tax liens on any of the assets of SemStream, except for statutory liens for Taxes not yet due and payable.

(m)          SemStream is treated as an entity that is disregarded as separate from its owner for federal income Tax purposes and no election is pending to treat SemStream as a corporation.

(n)           The information provided in the Tax Basis Schedule is complete and accurate in all material respects.

3.14         Employment and Benefits Matters.

(a)           SemStream has made available to NGL Subsidiary a complete and accurate list of all the Related Employees and all the Independent Contractors, specifying whether they are Related Employees or Independent Contractors thereof, their position, the entity by which they are employed or to which they provide services, annual salary, hourly wages or consulting or other independent contractor fees, as applicable, and bonus opportunities, date of hire (or entry into an independent contractor agreement), work location, length of service, together with a notation next to the name of any Person on such lists who is subject to any Employment Agreement or Collective Bargaining Agreement with SemStream.

(b)           NGL and NGL Subsidiary will not have any Liability with respect to any Employee Benefit Plan of SemManagement or SemStream or any Affiliate or ERISA Affiliate thereof (each, a “SemManagement Plan”).  With respect to each SemManagement Plan that is intended to be qualified within the meaning of Section 401(a) of the Code, SemStream has delivered to NGL Subsidiary the most recent favorable determination or opinion letter issued by the Internal Revenue Service.

(c)           Section 3.14(c) of the SEM Disclosure Schedule sets forth a true and complete list of all Employment Agreements between SemStream and any Related Employee or Independent Contractor.

(d)           (d)           Except as set forth on Section 3.14(d) of the SEM Disclosure Schedule, neither SemStream nor any Affiliate or ERISA Affiliate of SemStream maintains or has maintained in the past six (6) years or has or has had in the past six (6) years an obligation to contribute to, or has any Liability to, based upon or arising out of, an Employee Benefit Plan that is (1) subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA, (2) a multiple employer plan described in Section 4063 of ERISA or Section 413(c) of the Code, (3) a multiemployer plan (as defined in Section 3(37) of ERISA), (4) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA), or (5) for the purpose of providing post termination of employment health or life insurance benefits or coverage, except as required under COBRA or similar state law.

(e)           To the Knowledge of SemStream, all Related Employees are lawfully authorized to work in the United States according to federal immigration Laws.

(f)            With respect to certain labor matters: (i) SemStream is not a party to, bound by, or in negotiations with respect to, any Collective Bargaining Agreement or other Contracts with any labor union or organization; (ii) SemStream has not agreed to recognize any union or other collective bargaining representative; (iii) no union or other collective bargaining representative has been certified as the exclusive bargaining representative of any of the Related Employees; and (iv) to the Knowledge of SemStream, no union or other collective bargaining representative claims to be the exclusive bargaining representative of any of the Related Employees.  With respect to the Business and the Related Employees: (i) there are no current or, to the Knowledge of SemStream, threatened organizational campaigns, petitions or other unionization activities and there have been no such any such activities within the past three (3) years that remain unresolved; (ii) there is no current, pending, or, to the Knowledge of SemStream, threatened strikes, disputes, slowdowns, work stoppages or other labor controversies and there have been no such activities within the past three (3) years that remain unresolved; and

(iii) there are no unfair labor practice complaints or any union representation questions or certification petitions pending before the National Labor Relations Board and there have been no such complaints, questions or petitions within the last three (3) years that remain unresolved.

(g)           There are no pending or, to the Knowledge of SemStream, threatened actions, lawsuits, claims or legal or arbitral proceedings of any kind in any forum (other than routine claims for benefits under a SemManagement Plan) against, or with respect to, any of the SemManagement Plans or their assets or any Employment Agreement between  SemStream and any of the Related Employees or the Independent Contractors, nor is any such SemManagement Plan or any Employment Agreement under investigation or audit by any Governmental Entity, and there have not been any such proceedings in the last three (3) years that remain unresolved, and to the Knowledge of SemStream, no basis therefor exists.

(h)           There are no pending or, to the Knowledge of SemStream, threatened material actions, lawsuits, claims, petitions, charges, investigations, complaints, proceedings, demands, or other legal or arbitral proceedings (other than routine qualification determination filings) of any kind in any forum by or on behalf of any current or former Related Employee, applicant, person claiming to be an employee, or any classes of the foregoing, alleging or concerning a violation of, or compliance with, any Law relating to employment and employment practices, terms and conditions of employment, labor relations, wages, hours of work and overtime, worker classification, employment-related immigration and authorization to work in the United States, occupational safety and health, and privacy of health information, and there have been no such proceedings within the past three (3) years that remain unresolved, and to the Knowledge of SemStream, no basis therefor exists.  There are no pending or, to the Knowledge of SemStream, threatened material actions, lawsuits, claims, petitions, charges, investigations, complaints, proceedings, demands, actions or other legal or arbitral proceeding (other than routine qualification determination filings) of any kind in any forum in which any current or former director, officer, employee or agent of SemStream is or may be entitled to indemnification.  To the Knowledge of SemStream, SemStream has not, and is not required by Law to have, an affirmative action plan, and to the extent that SemStream is obligated to develop and maintain an affirmative action plan, no claim, show cause notice, conciliation proceeding, sanction or debarment proceeding is pending with the Office of Federal Contract Compliance Programs or other Governmental Entity and no desk audit or onsite review is in progress with respect to any Related Employee.  SemStream has not had a “mass layoff” or “plant closing” within the meaning of the Workers Adjustment and Retraining Notification Act (“WARN”) or any comparable state Law within the last four (4) years for which there is any outstanding liability.

(i)            SemStream has timely paid or made provision for payment of all accrued salaries, wages, commissions, bonuses, severance pay, vacation, sick, and other paid leave with respect to current or former Related Employees or on account of employment.  SemStream is not a party to, or otherwise bound by, any order, judgment, decree or settlement with respect to any current or former Related Employee, the terms and conditions of employment, or the working conditions of any Related Employee.

(j)            No act, omission or transaction has occurred and no condition exists with respect to any SemManagement Plan that has, will, or could reasonably be expected to result in any Liability for which NGL Subsidiary could be responsible.

3.15         No Changes or Material Adverse Effects.

(a)           Since January 1, 2011, the Business has been conducted in the ordinary course consistent with past practice, and since March 31, 2011, SemStream has not taken any of the actions prohibited by Section 5.1(b).

(b)           Since January 1, 2011, there has not been any change, event or occurrence, that has had or would reasonably be expected to have a SemStream Material Adverse Effect.

3.16         Regulation.  SemStream is not, nor will it on the Closing Date immediately following the consummation of the transactions contemplated by this Agreement, an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.17         Energy Regulatory Matters.

(a)           No approval by FERC under the Interstate Commerce Act is required in connection with the execution and delivery of this Agreement by SemStream or the consummation of the transactions contemplated hereby.

(b)           Except for general industry proceedings, including audits or reviews of individual companies arising from general industry proceedings, there are no pending or, to the Knowledge of SemStream, threatened FERC administrative or regulatory proceedings to which SemStream is a party.

(c)           No approval by any State Regulatory Authority is required in connection with the execution and delivery of this Agreement by SemStream or the consummation of the transactions contemplated herein.

3.18         Intellectual Property.  SemStream owns or possesses adequate licenses or other valid rights to use all Intellectual Property used or held for use in connection with the Business as currently being conducted, and, to the Knowledge of SemStream, there are no assertions or claims challenging the validity of any Intellectual Property that is owned by SemStream.  The conduct of the Business as currently conducted does not conflict in any respect with the material Intellectual Property rights of any Person, and SemStream has not received any written notice or assertion of any such conflict.  To the Knowledge of SemStream, no Person is infringing any material Intellectual Property owned by or licensed by SemStream.

3.19         Customers and Suppliers.  Section 3.19 of the SEM Disclosure Schedule contains a true and complete list of (x) the ten (10) largest customers of SemStream based on recognized revenues and (y) the ten (10) largest suppliers of goods or services to SemStream based on payments made thereto by SemStream, in each case since November 30, 2009.  No such customer has terminated or amended, nor has given written notice to SemStream (nor has SemStream any Knowledge of) that it intends to terminate or amend in any material respect, the terms or amount of services purchased from (or payments made to) SemStream during the current fiscal year or following the consummation of the Closing.  SemStream has not received any written notice from any such supplier that such supplier intends to terminate its business relationship with SemStream, nor does SemStream have any Knowledge of any such intention that any such supplier intends to terminate its relationship with SemStream.

3.20         Bank Accounts.  Section 3.20 of the SEM Disclosure Schedule sets forth a true and complete list and description of each bank account used by SemStream in connection with the operation of the Business and the name of each Person authorized to make withdrawals or other transfers from each such account.

3.21         Brokers’ Fees.  No SEM Group Entity or any of their respective officers, directors, managers, members or partners has employed any broker, finder or other Person or incurred any liability on behalf of any SEM Group Entity or any NGL Group Entity for any advisory, brokerage, finder, success, deal completion or similar fees or commissions in connection with the transactions contemplated by this Agreement, other than LCT Capital LLC whose fees shall be paid by the Limited Partner.

3.22         Certain Business Relationships between SemStream and its respective Affiliates.

(a)           No officer or partner of SemStream, or any member of his immediate family, owns, directly or indirectly, or has an ownership interest, either of record, beneficially or equitably, in any business, corporate or otherwise, that is a party to, or in any property that is the subject of, any business arrangements or relationships of any kind that is material to the conduct of the Business.

(b)           Section 3.22(b) of the SEM Disclosure Schedule sets forth a true and complete list of all Contracts between any officer or partner of SemStream, on the one hand, and SemStream, on the other hand.

3.23         Investment Intent; Accredited Investor.

(a)           SemStream is acquiring the NGL Units for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.  SemStream (either alone or together with its advisors) is (i) a sophisticated investor with sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the NGL Units, (ii) has been provided with or has had the opportunity to obtain information as desired to evaluate the merits and risks of its investment in the NGL Units and (iii) is capable of bearing the economic risks of such investment.  SemStream is aware that, when issued at Closing, the NGL Units (i) will not be registered under the Securities Act or under any state or foreign securities Laws and (ii) will constitute “restricted securities” under federal securities laws and that under such laws and applicable regulations, none of such NGL Units can be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

(b)           SemStream is an “accredited investor” (as such term is used in Rule 501 under the Securities Act, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF NGL

Except as disclosed in the NGL Disclosure Schedule, NGL represents and warrants to SemStream as of the date hereof and as of the Closing Date:

4.1           Organization; Qualification.

(a)           Each NGL Group Entity has been duly formed and is validly existing and in good standing under the applicable Law of each entity’s jurisdiction of formation with all requisite power and authority (corporate or otherwise) to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted.  Each NGL Group Entity is duly qualified and in good standing as a foreign entity to do business in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing would not have a NGL Material Adverse Effect.

(b)           Each NGL Group Entity has heretofore made available to SemStream a complete and correct copy of its partnership agreement, limited liability company agreement, certificate of incorporation and by-laws, as applicable.

4.2           Authority; No Violation; Consents and Approvals.

(a)           Each NGL Group Entity has all requisite power and authority (corporate or otherwise) to enter into this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by each NGL Group Entity of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite action on the part of such NGL Group Entity, and no other corporate, company, partnership or similar proceeding on the part of such NGL Group Entity or any Affiliate thereof is necessary to consummate the transactions contemplated by this Agreement.

(b)           This Agreement has been duly executed and delivered by each NGL Group Entity and, assuming the due authorization, execution and delivery hereof by the other Parties, constitutes a legal, valid and binding agreement of such NGL Group Entity, enforceable against such NGL Group Entity in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).

(c)           None of the execution and delivery by each NGL Group Entity of this Agreement, or the consummation by each NGL Group Entity of the transactions contemplated hereby, or the performance by each NGL Group Entity under this Agreement will (a) violate, conflict with or result in a breach of any provision of the partnership agreement, limited liability company agreement, certificate of incorporation and by-laws, as applicable; (b) other than as set forth on Section 4.2(c) of the NGL Disclosure Schedule, require any Governmental Authorization, other than any Governmental Authorization that may be obtained after the Closing without material penalty; (c) other than as set forth on Section 4.2(c) of the NGL Disclosure Schedule, require any consent or approval of any counterparty to, or violate or result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under, any Permit or Contract to which any of the NGL Group Entities are a party to; (d) result in the creation of an Encumbrance (other than a Permitted Encumbrance) upon or require the sale or give any Person the right to acquire any of the assets of such NGL Group Entity, or restrict, hinder, impair or limit the ability of such NGL Group Entity to carry on its businesses as and where it is being carried on prior to the execution of this Agreement; or (e) violate or conflict with any Law applicable to such NGL Group Entity.

4.3           Capitalization.

(a)           All of the issued and outstanding general partnership interests of NGL are owned by Holdings.  The authorized issued and outstanding limited partnership interests and general partnership interests of NGL as of the date hereof is 8,864,222 common units, 5,919,346 Subordinated Units (as defined in the NGL Underwriting Agreement), the Incentive Distribution Rights (as defined in the NGL Underwriting Agreement) and a 0.1% general partner interest.

(b)           (i)            There are no outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating NGL to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any equity interest in NGL; (ii) there are no outstanding securities or obligations of any kind of NGL that are convertible into or exercisable or exchangeable for any equity interest in NGL, and NGL does not have any obligation of any kind to issue any additional securities or to pay for or repurchase any securities; (iii) there are not outstanding any equity appreciation rights, phantom equity, profit sharing or similar rights, agreements, arrangements or commitments based on the value of the equity, book value, income or any other attribute of NGL; (iv) there are no outstanding bonds, debentures or other evidence of indebtedness of NGL having the right to vote (or that are exchangeable for or convertible or exercisable into securities having the right to vote) with the holders of equity interests in NGL on any matter; and (v) except as set forth in the limited partnership agreement for NGL, there are no unitholder agreements, proxies, voting trusts, rights to require registration under securities Laws or other arrangements or commitments to which NGL is a party or by which any of its securities are bound with respect to the voting, disposition or registration of any outstanding securities of NGL.

(c)           All of the issued and outstanding membership interests of Holdings are owned by the Persons set forth on Section 4.3(c) of the NGL Disclosure Schedule.

(d)           (i)            There are no outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating Holdings to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any equity interest in Holdings; (ii) there are no outstanding securities or obligations of any kind of Holdings that are convertible into or exercisable or exchangeable for any equity interest in Holdings, and Holdings does not have any obligation of any kind to issue any additional securities or to pay for or repurchase any securities; (iii) there are not outstanding any equity appreciation rights, phantom equity, profit sharing or similar rights, agreements, arrangements or commitments based on the value of the equity, book value, income or any other attribute of Holdings; (iv) there are no outstanding bonds, debentures or other evidence of indebtedness of Holdings having the right to vote (or that are exchangeable for or convertible or exercisable into securities having the right to vote) with the holders of equity interests in Holdings on any matter; and (v) except as set forth in the limited partnership agreement for Holdings, there are no unitholder agreements, proxies, voting trusts, rights to require registration under securities Laws or other arrangements or commitments to which Holdings is a party or by which any of its securities are bound with respect to the voting, disposition or registration of any outstanding securities of Holdings.

(e)           All of the issued and outstanding membership interests of NGL Subsidiary are owned, directly or indirectly, by NGL.

4.4           Sufficiency of Funds.  The NGL Group Entities, collectively, have as of the Execution Date, and will have immediately prior to the Closing, sufficient funds and other consideration in the form of cash, cash equivalents or equity interests pay the Aggregate Consideration and to consummate the transactions contemplated under this Agreement.

4.5           Brokers’ Fees.  None of the NGL Group Entities or any of their respective officers, directors, managers, members or partners has employed any broker, finder or other Person or incurred any liability on behalf of any SEM Group Entity or any NGL Group Entity for any advisory, brokerage, finder, success, deal completion or similar fees or commissions in connection with the transactions contemplated by this Agreement.

4.6           SEC Reports; NGL Financial Statements.

(a)           From May 12, 2011 through the Execution Date, NGL has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (collectively, the “NGL SEC Reports”).  None of the NGL SEC Reports, including, without limitation, any financial statements or schedules included therein, at the time filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           The consolidated balance sheets and the related consolidated statements of income, stockholders’ equity (deficit) and cash flows (including the related notes thereto) of

NGL included in the NGL SEC Reports (collectively, “NGL Financial Statements”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a basis consistent throughout the periods involved (except as otherwise noted therein or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), and present fairly in all material respects the consolidated financial position of NGL and its consolidated Subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments).

4.7           Undisclosed Liabilities.  NGL does not have any Liability of the nature required to be disclosed in a balance sheet in accordance with GAAP that is not shown on or provided for in the NGL Financial Statements, other than Liabilities incurred or accrued in the ordinary course consistent with past practice since March 31, 2011 or incurred in connection with transactions disclosed in the Information Statement or the NGL SEC Reports.

4.8           Legal Proceedings.  (a) There are no pending, or, to the Knowledge of NGL, threatened, actions, lawsuits, claims or proceedings, whether at law or in equity or in any arbitration or similar proceeding against or affecting NGL or any of its properties, assets, operations or business.  NGL is not a party to or subject to or in default under any judgment, order, injunction or decree of any Governmental Entity or arbitration tribunal relating to its properties or operations of its business, and none of the properties or operations of its business is subject to or in default under any such judgment, order, injunction or decree.  There is no pending or, to the Knowledge of NGL, threatened investigation of or affecting NGL or with respect to any of its properties, assets or operations or its business by any Governmental Entity.

(b)           There is no pending, or to the Knowledge of NGL, threatened action, lawsuit, claim or proceeding, whether at law or in equity or in any arbitration or similar proceeding to which any NGL Group Entity is a party or subject that could reasonably be expected to have a material adverse effect on such NGL Group Entity’s performance of its obligations under this Agreement or the consummation of the transactions contemplated hereby.

4.9           Absence of Certain Events.

(a)           Other than as disclosed in the NGL SEC Reports or the Information Statement, since May 12, 2011, NGL’s business has been conducted in the ordinary course consistent with past practice, and since May 12, 2011, NGL has not taken any of the actions prohibited by Section 5.23.

(b)           Since January 1, 2011, there has not been any change, event or occurrence that has had or would reasonably be expected to have a NGL Material Adverse Effect.

4.10         Underwriting Agreement Representations.  Other than as set forth on Section 4.10 of the NGL Disclosure, the NGL Underwriting Agreement Representations are true and correct in all respects as of the date hereof and as of the Closing Date.

4.11         Valid Issuance of Holdings Interests.  The Holdings Interests will be duly authorized in accordance with the Holdings LLC Agreement and, when issued and delivered to SemStream in accordance with this Agreement, will be validly issued, fully paid (to the extent required under the Holdings LLC Agreement) and non-assessable.

4.12         Authorization of NGL Units.  The  NGL Units  to be issued by NGL under this Agreement have been duly authorized for issuance and sale to SemStream pursuant to this Agreement and, when issued and delivered by NGL pursuant to this Agreement against transfer of assets as set forth herein, will be validly issued, fully paid and nonassessable (except as such non-assessability may be affected by Sections 17-303(a), 17-607 or 17-804 of the Delaware LP Act); no holder of the NGL Units is or will be subject to personal liability solely by reason of being such a holder; and the issuance and sale of the NGL Units to be sold by NGL under this Agreement are not subject to any preemptive rights, rights of first refusal or other similar rights of any securityholder of NGL or any other person.

4.13         Description of Securities.  The NGL Units and the NGL LP Agreement conform in all material respects to all of the respective statements relating thereto contained in the  Registration Statement and such statements conform to the rights set forth in the respective instruments and agreements defining the same.

4.14         Absence of Defaults and Conflicts.  None of the NGL Group Entities is in default in the performance or observance of any obligation, agreement, covenant or condition contained in any Partnership Document, except (solely in the case of  Partnership Documents other than Subject Instruments) for such defaults that would not, individually or in the aggregate, result in a Material Adverse Effect.

4.15         Tax Status.  For federal income tax purposes, NGL is treated as a partnership and NGL Subsidiary is treated as an entity that is disregarded as separate from its owner, and such owner for federal income tax purposes is NGL.

ARTICLE V
ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS

5.1           Conduct of Business.  Except (i) as otherwise permitted by this Agreement, (ii) as otherwise required by Law or (iii) as set forth in Section 5.1(a) of the SEM Disclosure Schedule, without the prior written consent of NGL (which consent will not be unreasonably withheld, delayed or conditioned), SemStream agrees that from the Execution Date through the Closing Date:

(a)           SemStream shall except as otherwise permitted under this Section 5.1, (i) conduct the Business in the ordinary course consistent with past practices and (ii) use commercially reasonable efforts to preserve intact the present business organizations and material rights and franchises of the Business, to keep available the services of the Related Employees and Independent Contractors, and the current officers and employees of SemStream, and to preserve the relationships of SemStream with customers, suppliers and others having business dealings with the Business.

(b)           Without limiting the generality of Section 5.1(a), except (i) as set forth in Section 5.1(b) of the SEM Disclosure Schedule, (ii) for the purchase of the West Memphis Property by SemStream or (iii) as otherwise permitted pursuant to this Agreement, SemStream will not:

(i)            merge into or with any other Person (other than (A) mergers among wholly owned subsidiaries of the same Person or (B) as permitted by clause (ii));

(ii)           acquire, through merger, consolidation or otherwise, all or substantially all of the business or assets of any Person, or acquire any interest in or contribute any assets to any partnership or joint venture or enter into any similar arrangement;

(iii)          (A) except as permitted by exclusions under other clauses of this Section 5.1(b), other than in the ordinary course of business consistent with past practices, enter into any Material Agreement or terminate or amend any Material Agreement to which it is a party or waive any material rights under any Material Agreement to which it is a party, or (B) enter into any Contract that would be covered by Section 3.22, or terminate or waive any material existing right or claim by SemStream under any Contract disclosed on Section 3.22(c) of the SEM Disclosure Schedule;

(iv)          purchase any securities of or make any investment in any Person (other than (A) ordinary-course overnight investments consistent with cash management practices of such Party and (B) investments in wholly owned Subsidiaries);

(v)           incur, assume or guarantee any indebtedness for borrowed money, issue, assume or guarantee any debt securities, grant any option, warrant or right to purchase any debt securities, or issue any securities convertible into or exchangeable for any debt securities, except working capital borrowings and issuances of letters of credit in the ordinary course of business consistent with past practices;

(vi)          sell, assign, transfer, abandon, lease or otherwise dispose of assets, except for (A) sales of propane and other natural gas liquids consistent with past practices, (B) dispositions of inventory or worn-out or obsolete equipment for fair value in the ordinary course of business consistent with past practices and (C) sale of SemStream Arizona or any other Retained Assets

(vii)         except as contemplated or provided for by the Bankruptcy Plan (A) settle any claims, demands, lawsuits or state or federal regulatory proceedings for damages to the extent such settlements are in the aggregate in excess of $100,000 (other than any claims, demands, lawsuits or proceedings to the extent insured (net of deductibles), to the extent reserved against in the Financial Statements, as applicable, or to the extent covered by an indemnity obligation not subject to dispute or adjustment from a solvent indemnitor) or (B) settle any claims, demands, lawsuits or state or federal regulatory proceedings seeking an injunction or other equitable relief;

(viii)        except with respect to budgeted capital expenditures set forth on Section 5.1(b) of the SEM Disclosure Schedule, or as otherwise required on an emergency basis in the reasonable judgment of SemStream, make any capital expenditure in excess of $200,000 in the aggregate (other than as permitted by sub-clause (v));

(ix)           make any material change in its tax methods, principles or elections;

(x)            make any change to its financial reporting and accounting methods other than as required by a change in GAAP or by a change in Law;

(xi)           except in the ordinary course of business consistent with past practice (A) hire, engage the services of, increase the compensation of, make an advances of compensation to, or otherwise modify in the terms and conditions of employment or service of any Related Employee or Independent Contractor, as applicable, (B) enter into, amend, or terminate any Employment Agreement, or any Collective Bargaining Agreement, or other contract or agreement with any labor union or organization, (C) establish, adopt or become obligated under any Employee Benefit Plan or (D) amend or terminate any Employee Benefit Plan except to the extent required by applicable Law;

(xii)          adopt or vote to adopt a plan of complete or partial dissolution or liquidation;

(xiii)         make any material change to its officers’ and directors’ liability insurance as existing on the Execution Date; or

(xiv)        agree or commit to do any of the foregoing.

(c)           From the Execution Date until the Closing Date, each Party shall promptly notify the other Party in writing upon (i) the occurrence of any event, condition or circumstance that would reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied on or prior to the Closing Date, (ii) any change, event or occurrence that has had or would reasonably be expected to have a SemStream Material Adverse Effect or a NGL Material Adverse Effect, as the case may be, or (iii) any material breach of any covenant, obligation or agreement contained in this Agreement; provided, however, that, other than as provided in Section 5.25, the delivery of any notice pursuant to this Section 5.1(c) or the knowledge of any Party of any breach hereof by the other party shall not limit or otherwise affect the representations or warranties hereunder of the other Party, the remedies available hereunder (including pursuant to Article VII), or the conditions set forth in Article VI.

5.2           Access to Information; Confidentiality.

(a)           Between the Execution Date and the Closing Date and upon reasonable notice, each Party shall afford the officers, employees, counsel, accountants and other authorized representatives and advisors of the requesting Party reasonable access, during normal business hours, to such disclosing Party’s properties, books, contracts and records as well as to its management personnel (including for purposes of obtaining the Phase I Reports and the

Compliance Audit Reports referenced in Sections 5.17 and 5.18 hereof); provided that such access shall be provided on a basis that minimizes the disruption to the operations of the disclosing Party; provided, further, that the requesting Party shall not (i) contact clients, customers or suppliers of the disclosing Party with respect to the transactions contemplated hereby without the prior written consent of the disclosing Party or (ii) perform invasive or subsurface investigations of the Real Property (other than as provided in Section 5.17 hereof) owned or leased by the disclosing Party or its Subsidiaries.  The disclosing Party shall have a right to have a representative present at all times of any inspections, interviews and examinations conducted at or in the offices or other facilities or properties of the disclosing Party or its Subsidiaries.

(b)           To the fullest extent permitted by Law, the disclosing Party shall not be responsible or liable to the requesting Party for injuries sustained by the requesting Party’s officers, employees, counsel, accountants and other authorized representatives and advisors in connection with the access provided pursuant to Section 5.2(a), and such disclosing Party shall be indemnified, defended and held harmless by the requesting Party for any and all losses suffered by the disclosing Party or its officers, employees, counsel, accountants and other authorized representatives in connection with any such injuries, including personal injury, death or physical property damage.  THIS INDEMNIFICATION IS EXPRESSLY INTENDED TO APPLY NOTWITHSTANDING ANY NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY ON THE PART OF THE DISCLOSING PARTY, EXCEPTING ONLY INJURIES ACTUALLY RESULTING ON THE ACCOUNT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE DISCLOSING PARTY.

(c)           The Parties acknowledge that certain information received pursuant to Section 5.2(a) will be non-public or proprietary in nature and as such will be deemed to be “Information” for purposes of the Confidentiality Agreement (“Confidential Information”).  Each Party further agrees to be bound by the terms and conditions of the Confidentiality Agreement and to maintain the confidentiality of such Confidential Information in accordance with the Confidentiality Agreement.

5.3           Offer of Employment.

(a)           Effective as of the Closing Date, NGL Subsidiary (or an Affiliate thereof) will offer employment to each current employee of SemManagement who, as of the Closing Date, is (i) employed primarily in connection with the operation of the Business and (ii) identified on Section 5.3 of the NGL Disclosure Schedule (each, a “Potential Employee”); provided that in no event shall any individual employed primarily in connection with SemStream Arizona be a Potential Employee.  Any Potential Employee who becomes an employee of NGL Subsidiary (or an Affiliate) as of the Closing Date shall be referred to in this Agreement as a “Transferred Employee”.  Except as otherwise provided in Section 2.2, NGL Subsidiary shall have no obligations whatsoever in respect of any Person who is a retired or terminated employee of SemManagement as of the Closing Date or an employee thereof not employed primarily in connection with the Business as of the Closing Date (each, an “Excluded Employee”).  Potential Employees who, as of the Closing Date, are on layoff or any leave of absence, including, without limitation, vacation, military leave, disability leave or disability retirement (whether or not any applicable waiting period relating to such disability leave or disability retirement is then satisfied) (each, a “Leave Employee”), shall, except for Leave Employees who have retired with a total and permanent disability benefit retirement under an Employee Benefit Plan, become Transferred Employees on the date that they are capable of performing services and present themselves for active employment with NGL Subsidiary, and shall be otherwise subject to the terms and conditions of this Section 5.3.  Each offer of employment made to a Potential Employee will be at a base wage or salary level, whichever is applicable, that is materially equivalent to the base wage or salary level provided by SemManagement, whichever is applicable, as in effect immediately prior to the date hereof and disclosed to NGL prior to the date hereof.  Each such employment offer shall be effective as of the Closing (or, with respect to each Leave Employee, the date such Leave Employee is capable of performing services for NGL Subsidiary as an active employee, if later).  Any Potential Employee who presents himself or herself for active employment at his or her principal place of employment on the Closing Date or within five (5) Business Days thereafter shall be deemed to have accepted NGL Subsidiary’s offer of employment described in this Section 5.3(a) effective as of the Closing Date, and any Potential Employee (other than any Leave Employee) who does not present himself or herself for such active employment within such time frame shall be considered an Excluded Employee as of the Closing Date.  Any Leave Employee who does not present himself or herself for active employment with NGL Subsidiary (or a NGL Subsidiary) within five (5) Business Days after becoming capable of performing services shall be considered an Excluded Employee.

(b)           NGL Subsidiary shall have no obligations whatsoever in respect of the Excluded Employees.  Nothing herein shall be construed to confer upon Potential Employees or Excluded Employees any right to continued employment, wages or salaries with the Business or NGL Subsidiary or to amend or modify any at-will employment policy of NGL Subsidiary.  No Potential Employee, Transferred Employee or Excluded Employee or any other Person not a party to this Agreement will have any rights with respect to any obligation of any party under this Agreement, and nothing contained herein, express or implied, is intended to confer on any such Person any rights or remedies.

5.4           Employee Benefits/Retention of Liabilities.

(a)           NGL Subsidiary shall not assume any Employee Benefit Plans, and SemStream shall retain responsibility for claims for benefits, rights or payment under all SemManagement Plans.  Notwithstanding any other provision in this Agreement to the contrary, but subject in all events to Section 2.2, Section 2.3, and Section 5.3 hereof, from and after the Closing Date, SemStream shall remain responsible for any and all Liabilities in respect of the Transferred Employees and their beneficiaries and dependents, except for Assumed Accrued Liabilities reserved against on the Net Working Capital Closing Statement and included in the calculation of Final Net Working Capital, for: (i) unpaid salaries, wages, commissions, vacation and sick pay, and other payroll items and expense reimbursement in each case arising on or prior to the Closing Date; (ii) claims for benefits, rights, entitlement or other payments under SemManagement Plans, arising on or prior to the Closing Date; (iii) any severance claims or any other claims or causes of action that relate to or arise out of employment with SemStream or SemManagement, or that are asserted by any employee or former employee of SemStream or SemManagement not hired by NGL Subsidiary; (iv) any entitlement to leave or to rights in respect of employment on return from leave arising on or prior to the Closing Date and (v) any withholding or employment Taxes arising on or prior to the Closing Date.  SemStream shall remain responsible for any Liability under Title IV of ERISA arising out of such SemStream’s or SemManagement’s relationship with any ERISA Affiliate.

(b)           SemStream shall remain solely responsible for Liability arising from workers’ compensation claims, both medical and disability, or other government mandated programs which are based on injuries occurring prior to the Closing Date regardless of when such claims are filed.  NGL Subsidiary shall be solely responsible for such claims of Transferred Employees based on injuries occurring on or after the Closing Date.

(c)           SemStream shall remain responsible for all Liabilities in connection with the requirements COBRA with respect to any individual who is an “M&A qualified beneficiary” (as defined in the regulations under COBRA) as a result of the transactions contemplated by this Agreement, including, any individual who is participating in any SemManagement Plan and who experiences a “qualifying event” (within the meaning of COBRA) as of or before the Closing Date and any individual who is receiving COBRA coverage as of the Closing Date.  NGL Subsidiary shall be responsible for all such Liabilities with respect to any Transferred Employee who experiences a “qualifying event” after the Closing Date and their dependents and beneficiaries.  NGL Subsidiary shall make health plan coverage available to Transferred Employees and their eligible dependents no later than the first day of the month following the Closing Date.  NGL covenants and agrees to reimburse SemStream for the aggregate premiums and claims paid by SemStream with respect to health plan coverage for the Transferred Employees during the period following the Closing Date through the end of the calendar month in which the Closing occurs.

(d)           With respect to employment Tax matters with respect to any Transferred Employee (i) NGL Subsidiary shall not assume SemStream’s or SemManagement’s obligation to prepare, file, and furnish IRS Form W-2s for the year including the Closing Date; (ii)  SemStream and NGL Subsidiary agree to utilize “standard approach” with respect to each Transferred Employee pursuant to Revenue Procedure 2004-53, 34 I.R.B 320; (iii) SemStream and NGL Subsidiary agree that NGL Subsidiary represents a successor entity for purposes of determining the employment Taxes for the year of the Closing with respect to any Transferred Employee; and (iv) SemStream and NGL Subsidiary shall work in good faith to adopt similar procedures under applicable wage payment, reporting and withholding Laws for all Transferred Employees in all appropriate jurisdictions.

5.5           No Negotiations.  Each SEM Group Entity will not, and will not permit its respective officers, employees, partners, Affiliates, representatives, agents, and anyone acting on behalf of any of them to, directly or indirectly, encourage, facilitate, solicit, initiate or engage in discussions or negotiations with, provide any nonpublic information or assistance to, consider the merits of any inquiries or proposals from, or enter into any letter of intent, agreement in principle, option agreement, purchase agreement, merger agreement, acquisition agreement or any other similar agreement with any Person concerning any merger, sale of assets, purchase or sale of securities or similar transaction involving, directly or indirectly, SemStream or the Contributed Assets.  Each SEM Group Entity shall notify NGL of such inquiries or proposals (including in such notification the identity of the Person making the inquiry or proposal and the terms thereof), if any, and of any subsequent communications by the Person making such inquiry or proposal, in each case within twenty-four (24) hours of the making thereof.

5.6           Certain Filings.  As promptly as practicable following the Execution Date, (i) the Parties shall (A) use all reasonable efforts to cooperate with one another in making all such filings and timely seeking all such consents, permits, authorizations or approvals and (B) use all reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, and (ii) each of the Parties shall make all required filings or applications necessary to obtain any consents required to be obtained from any applicable Governmental Entity in connection with the transactions contemplated by this Agreement.  Subject to the provisions of the immediately preceding sentence, each of the Parties shall cooperate fully with respect to any filing, submission or communication with a Governmental Entity having jurisdiction over the transactions contemplated by this Agreement.  Notwithstanding anything else in this Agreement to the contrary, in no event shall any Party be required to, or cause any Affiliate to, agree to (i) the imposition of conditions in exchange for any such consent, (ii) dispose, divest or otherwise transfer any of such Party’s (or its Affiliate’s) assets or (iii) the requirement of expenditure of money to a Third Party in exchange for any such consent (other than customary filing and similar fees).

5.7           Reasonable Efforts; Further Assurances.  From and after the Execution Date, upon the terms and subject to the conditions hereof, each Party shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable.  Without limiting the foregoing but subject to the other terms of this Agreement, the Parties agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver, or cause to be executed and delivered, such instruments of assignment, transfer, conveyance, endorsement, direction or authorization as may be necessary to consummate and make effective the transactions contemplated by this Agreement.  After the Closing, the Parties shall use commercially reasonable efforts to obtain any approvals or consents or assist in any filings required in connection with the transactions contemplated by this Agreement that are requested by NGL Subsidiary and that have not been previously obtained or made.

5.8           No Public Announcement.  Until the Closing, SemStream, on the one hand, and the NGL Group Entities, on the other hand, shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and no Party (or any Affiliate thereof) shall issue any such press release or make any such public statement prior to such consultation and the consent of SemStream and NGL (on behalf of the NGL Group Entities) (which consent shall not be unreasonably withheld, conditioned or delayed), except as such Party may reasonably conclude is required by applicable Law or court process; provided, however, in no event shall any Party be liable or responsible for the content of any press release or public statement issued or made by the other Party.  The Parties agree that, until Closing, all formal employee communication programs or announcements with respect to the transactions contemplated by this Agreement shall be in forms mutually agreed to by SemStream and NGL (on behalf of the NGL Group Entities) (such agreement not to be unreasonably withheld, conditioned or delayed); provided, however, that no further mutual agreement shall be required with respect to any such programs or announcements that implement programs or announcements previously announced  in compliance with this Section 5.8.

5.9           Non-Transferable Contracts and Permits.

(a)           SemStream and NGL Subsidiary shall cooperate to obtain and deliver to NGL Subsidiary at or prior to the Closing such consents as are required to allow the assignment by SemStream to NGL Subsidiary of all right, title and interest in, to and under any Contract or Permit included in the Contributed Assets.  To the extent any such Contract or Permit is not capable of being assigned without the consent or waiver of the other party thereto or any Third Party (including any Authority), or if such assignment or attempted assignment would constitute a breach thereof or a violation of any Law or Order, this Agreement shall not constitute an assignment or an attempted assignment of such Contracts or Permits.

(b)           Anything in this Agreement to the contrary notwithstanding, SemStream is not obligated to transfer to NGL Subsidiary any of its rights and obligations in and to any Contract or Permit without first having obtained all necessary consents and waivers.  For the twelve (12) month period following the Closing Date, SemStream shall use its commercially reasonable efforts, and NGL Subsidiary shall cooperate with SemStream (at SemStream’s expense), to obtain the consents and waivers referred to in Section 5.9(a).

(c)           To the extent that such consents and waivers are not obtained by SemStream, this Agreement, to the extent permitted by Law, shall constitute an equitable assignment by SemStream to NGL Subsidiary of all rights, benefits, title and interest in and to such Contracts and Permits, and NGL Subsidiary shall be deemed to be SemStream’s agent or subcontractor, as applicable, for the purpose of completing, fulfilling and discharging all of SemStream’s rights and liabilities arising after the Closing Date under such Contracts and Permits.  SemStream shall take all commercially reasonable steps and actions to provide (or have its agents and subcontractors provide) NGL Subsidiary with the proceeds and benefits of such Contracts and Permits and NGL Subsidiary shall be obligated for all liabilities under such Contracts and Permits which shall be treated as Assumed Liabilities hereunder.  At NGL’s direction, SemStream shall instruct any Third-Party to such Contract that any payments owing to SemStream under such Contract from such Third-Party shall be made to an account designated by NGL.

5.10         Expenses.  Except as specified herein or in the Ancillary Agreements, the Parties shall bear their respective costs and expenses in connection with this Agreement and the consummation of the transactions contemplated hereby, including Transaction Expenses of such Party.

5.11         Control of Other Party’s Business.  Prior to the Closing Date, each of the Parties will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations and the operations of its respective Subsidiaries.  Nothing in this Agreement, including any of the actions, rights or restrictions set forth herein, will be interpreted in such a way as to require any Party to violate any rule, regulation or policy of any Governmental Entity or applicable Law, relating to the control of another Party (other than each such Party’s Subsidiaries and Affiliates).

5.12         Insurance Arrangements.  Between the Execution Date and the earlier to occur of the Closing Date or the termination of this Agreement, and except as otherwise consented to in writing (which consent shall not be unreasonably withheld, conditioned, or delayed) by all of the Parties, SemStream shall not take any action or fail to take any commercially reasonable action if such action or inaction, as the case may be, would materially adversely affect the applicability of any insurance in effect on the Execution Date that covers all or any part of the Contributed Assets or the Business.

5.13         Audited Financial Statements.  No later than fourteen (14) days after the Closing Date, SemStream will cause to be prepared and delivered to NGL audited financial statements of SemStream prepared by the auditing firm of BDO, USA, LLP in accordance with Regulation S-X and meeting the requirements of Item 9.01 of Form 8-K of the Exchange Act and unaudited financial statements of SemStream for any interim periods following such audited periods included therein.  SemStream, will, to the extent required by applicable securities Laws, allow NGL to use such financial statements in NGL’s filings with the SEC (and will use its commercially reasonable efforts to obtain any necessary third-party consent to such inclusion if required).

5.14         Intentionally Deleted.

5.15         Real Property Matters.

(a)           SemStream shall use commercially reasonable efforts to cooperate with NGL Subsidiary so that prior to the Closing Date, NGL Subsidiary shall have obtained the following:

(i)            with respect to each parcel of Owned Real Property, a commitment for an owner’s policy of title insurance (a “Title Commitment”) as of a date subsequent to the date hereof, issued by the Title Company, which commitment shall contemplate the issuance of an owner’s title insurance policy on the most current form of ALTA fee owner’s title insurance policy, with extended coverage (a “Title Policy”), insuring, in respect of the portion of such parcel in which SemStream has a fee simple interest the good and marketable fee simple title of SemStream in such portion of the Owned Real Property, with an insured amount no greater than the approximate fair market value of the subject Owned Real Property as reasonably agreed to between NGL Subsidiary and SemStream, together with complete copies of all exceptions and matters referred to therein, and with such affirmative coverages and endorsements as NGL Subsidiary shall reasonably require, and may include, without limitation, the following endorsements to the extent available in the applicable jurisdiction: (i) ALTA 3.1 zoning (plus parking and loading docks), (ii) owner’s comprehensive, (iii) land “same as” survey, (iv) subdivision compliance, (v) tax parcel identification, (vi) contiguity, (vii) location, (viii) waiver of arbitration, (ix) utilities availability and (x) access;

(ii)           an ALTA Land Title Survey (a “Survey”) for each parcel of Real Property, reasonably acceptable to NGL Subsidiary in form and substance, certified within ninety (90) days of the Closing, prepared by a surveyor licensed in the jurisdiction where such Real Property is located, completed in accordance with the most current “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys,” including items 1-4, 6 (setbacks only), 7(a), 7(b)(1), 7(b)(2), 9, 10, 11(a), 13, 14, 16, 17 and 18 of “Table A” thereof, and certified to SemStream, any SEM Group Entity in title thereto, NGL Subsidiary, the Title Company, NGL Subsidiary’s lender, if any, Winston & Strawn LLP and any other parties designated by NGL Subsidiary; and

(b)           SemStream and NGL shall each pay fifty percent (50%) of the costs and expenses of the Title Commitments and Surveys, whether or not the transactions contemplated under this Agreement are consummated; and, at Closing, SemStream and NGL shall each pay fifty percent (50%) the costs and expenses of the Title Policies (other than extended coverage and endorsements thereto) and any and all title search, escrow and closing fees charged by the Title Company in connection with the Closing.  NGL Subsidiary shall pay any incremental premiums for extended coverage under the Title Policies or any endorsements thereto.

5.16         Tax Matters.

(a)           SemStream shall timely pay all Excluded Taxes and shall indemnify and hold NGL Subsidiary harmless from all Excluded Taxes.

(b)           All Transfer Taxes shall be paid when due by SemStream and NGL Subsidiary will reimburse SemStream for one-half (50%) of the cost thereof.

(c)           All refunds for Taxes attributable to the Contributed Assets, the Transferred Employees or the Business for any Pre-Closing Tax Period (and one-half (50%) of all refunds for Transfer Taxes) shall be for the benefit of SemStream; provided, however, any refund for any such Tax that NGL Subsidiary paid that SemStream has not indemnified for under this Agreement (or reserved as a Net Working Capital Closing Statement included in the Final Net Working Capital) shall be for the benefit of NGL Subsidiary.  To the extent NGL Subsidiary receives a refund that is for the benefit of SemStream, NGL Subsidiary shall promptly pay the amount of such refund to SemStream (without interest, other than interest received from the applicable Governmental Entity, and net of any out-of-pocket costs or Taxes incurred by NGL Subsidiary with respect to obtaining such refund).  All refunds for Taxes attributable to NGL Subsidiary Assets, the Transferred Employees or the Business for any Post-Closing Tax Period shall be for the benefit of NGL Subsidiary.  To the extent SemStream receives a refund that is for the benefit of NGL Subsidiary, SemStream shall promptly pay the amount of such refund to NGL Subsidiary (without interest, other than interest received from the applicable Governmental Authority, and net of any out-of-pocket costs or Taxes incurred by SemStream with respect to obtaining such refund).

(d)           If any Tax (or Tax refund) relates to a period that begins before and ends after the Closing Date, the parties shall use the following conventions for determining the portion of such Tax (or Tax refund) that relate to a Pre-Closing Tax Period and which relates to a Post-Closing Tax Period:  (A) in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount of Taxes (or Tax refunds) attributable to the Pre-Closing Tax Period shall be determined by multiplying the Taxes for the entire period by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period, and the remaining amount of such Taxes (or Tax refunds) shall be attributable to the Post-Closing Tax Period; and (B) in the case of all other Taxes, the amount of Taxes (or Tax refunds) attributable to the Pre-Closing Tax Period shall be determined as if a separate return was filed for the period ending as of the end of the day on the Closing Date using a “closing of the books methodology,” and the remaining amount of the Taxes (or Tax refunds) for such period shall be attributable to the Post-Closing Tax Period.

(e)           NGL Subsidiary and SemStream shall (i) assist in the preparation and timely filing of any Tax Return (including any claim for a Tax refund); (ii) assist in any audit or other proceeding with respect to Taxes or Tax Returns; (iii) make available any information, records, or other documents relating to any Taxes or Tax Returns; (iv) provide any information required to allow NGL Subsidiary to comply with any information reporting or withholding requirements contained in the Code or other applicable Tax Laws; and (v) provide certificates or forms, and timely execute any Tax Return that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.  Without limiting the foregoing, on or prior to the Closing, SemStream shall provide to NGL Subsidiary a schedule that sets forth (i) the adjusted tax basis in each Contributed Asset (as determined immediately prior to Closing) and (ii) the depreciation life, method, conventions and history of each such asset (the “Tax Basis Schedule”).

(f)            SemStream and the NGL Group Entities agree that the allocation of the assets contributed by SemStream to each of NGL Subsidiary and Holdings, respectively, in exchange for the consideration to be received by SemStream from NGL Subsidiary and Holdings, respectively, as set forth in Section 2.1(a) and Section 2.1(d), reflects the fair market value of the assets contributed and received.  For all Tax reporting purposes, SemStream and each of NGL and Holdings agree to report the transactions in accordance with such allocation and agreed fair market value.  Holdings agrees that to the extent the “gross asset value” (as defined in the Holdings LLC Agreement) of any Holdings asset is increased as a result of SemStream’s contribution of cash to Holdings pursuant to Section 2.1(d), the increase will not exceed the amount contributed by SemStream as set forth in Section 2.1(d) [i.e., $22,500], as appropriately adjusted to reflect SemStream’s percentage ownership of membership interests in Holdings.

(g)           For purposes of Holdings making allocations of items income, gain, loss, deduction and credit that take into account the varying percentage membership interests in Holdings in calendar year 2011 resulting from the issuance of the Holdings Interests, Holdings shall adopt a closing of the books method.

5.17         Phase I Reports.

(a)           Prior to the Closing, SemStream covenants and agrees to cooperate in good faith with NGL so as to allow NGL to obtain (at NGL’s sole cost and expense) Phase I Reports for each parcel of Real Property prior to Closing, in form and substance satisfactory to

NGL.  SemStream reserves the right to engage its own environmental consultant, reasonably acceptable to NGL (whose approval shall not be unreasonably conditioned, withheld or delayed), to perform Phase I activities and review the results of NGL’s environmental consultant’s Phase I Report.  In the event that NGL’s environmental consultant’s Phase I Report for any parcel of Owned Real Property recommends that a Phase II be performed for such parcel of Owned Real Property, NGL shall have the right, in its sole discretion, to exclude such parcel of Owned Real Property from the Contributed Assets at Closing and such parcel shall be a “Retained Parcel” and constitute a “Retained Asset”.  In the event NGL elects to exclude such parcel at Closing, the parties covenant and agree to enter into a lease agreement with respect to such parcel pursuant to commercially reasonable terms and at fair market value, which shall include an option to purchase such parcel at the applicable Retained Property Value and provide for a ten (10) year term with two optional extensions of ten (10) years each.

(b)           Any obligation of NGL to purchase a Retained Parcel shall be conditioned upon SemStream engaging an environmental consultant to perform a Phase II investigation, and, in the event the Phase II investigation identifies Environmental Conditions which would require investigative, monitoring, remedial or corrective actions pursuant to Environmental Law (“Remedial Actions”), SemStream  performing (and paying for) any required Remedial Actions identified in the Phase II report in accordance with applicable Law.

5.18         Compliance Audits.  Prior to the Closing, and without limitation of the provisions of Section 5.2 hereof, SemStream covenants and agrees to cooperate in good faith with NGL so as to allow NGL and its agents (at NGL’s cost and expense) to perform a physical inspection of the Real Property identified on Section 5.18 of the NGL Disclosure Schedule and deliver a report setting forth safety, compliance and engineering recommendations with respect thereto (an “Compliance Audit Report”).  In the event any such Compliance Audit  Report identifies safety, compliance or engineering deficiencies requiring correction or remediation so as to bring such facility into material compliance with applicable Law, SemStream covenants and agrees to perform such corrective or remedial actions identified in the Compliance Audit Report as promptly as practical at SemStream’s sole cost and expense; provided, however, SemStream shall have the right to consult in good faith with an engineering consultant to confirm such recommendations.

5.19         Use of Names and Website.

(a)           SemStream is not conveying or granting to NGL Subsidiary or its Affiliates any ownership right in, or any license to use, any trade names, trademarks, service marks, logos, domain names or any other source designators (including the name “SemStream” or any trade name, trademark, service mark, logo, domain name or other source designator incorporating, or confusingly similar to, the name “SemStream”) of SemStream or any Affiliate of SemStream or any word that is confusingly similar in sound or appearance to such marks (collectively, the “SemStream Marks” ) and, after the Closing, NGL Subsidiary shall not use SemStream Marks in any manner. Notwithstanding the foregoing, SemStream hereby consents to the use of the name “SemStream” and the “SemStream” logo, and any trade name, trademark, service mark, logo, domain name or any other source designator incorporating the name “SemStream” by NGL Subsidiary from the Closing Date through December 31, 2012 in connection with the Business.

(b)           SemStream shall ensure that anyone that navigates or links to “http://www.semstream.com/” at any time during the first six months following the Closing will be automatically redirected to www.nglenergypartners.com or any other World Wide Web site designated by NGL Subsidiary.

5.20         Termination of Letters of Credit.  NGL Subsidiary shall take all actions necessary to cause the termination of all letters of credit which SemStream is responsible or liable for payment and disclosed on Section 5.20 of the SEM Disclosure Schedule (as updated pursuant to Section 5.25) on or prior to the Closing Date.

5.21         Transition Services Agreement.  Prior to the Closing Date, the Parties shall negotiate in good faith a more detailed description of services (and associated fees) to be provided by SemStream pursuant to the Transition Services Agreement, which will be materially consistent with the summary description of services (and associated fees) in the form of Transition Services Agreement.

5.22         Refunds and Remittances.

(a)           If after the Closing any SEM Group Entity receives any amount which is a Contributed Asset or is otherwise properly due and owing to any NGL Group Entity under this Agreement, such SEM Group Entity shall promptly remit, or shall cause to be remitted, such amount to such NGL Group Entity.

(b)           If after the Closing any of the NGL Group Entities receives any amount which is a Retained Asset or is otherwise properly due and owing to any SEM Group Entity under this Agreement, including, without limitation, any Accounts Receivable, such NGL Group Entity shall promptly remit (and with respect to Accounts Receivable, such remittance shall occur on a weekly basis), or shall cause to be remitted, such NGL Group Entity shall promptly remit, or shall cause to be remitted, such amount to such SEM Group Entity.  Further, after the Closing, the NGL Group Entities shall, at their expense, bill and collect any Accounts Receivable that are Retained Assets on behalf of SemStream.

5.23         NGL Interim Conduct.  NGL covenants and agrees that from the Execution Date to the Closing Date:

(a)           in the event NGL enters into any transaction other than in the ordinary course of business, such transaction (i) shall be approved by the board of directors of NGL in advance and (ii) shall not result in NGL ceasing to be treated as a partnership for federal income tax purposes;

(b)           without the prior written consent of SemStream (which consent will not be unreasonably withheld, delayed or conditioned), merge into or with any other Person (other than (A) mergers among wholly owned subsidiaries of the same Person or (B) as permitted by clause (c));

(c)           amend or otherwise change the NGL LP Agreement or the Holdings LLC Agreement other than to effectuate the transactions contemplated herein or otherwise disclosed to SemStream pursuant to the Information Statement or in connection with any acquisition disclosed in the NGL SEC Reports;

(d)           declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, or make any other payment on or with respect to any of its capital stock except for (i) dividends by any direct or indirect wholly owned subsidiary of NGL to NGL or (ii) ordinary course quarterly cash dividend from available cash (and not the result of an extraordinary transaction);

(e)           reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its partnership interests or other transaction with a similar effect; or

(f)            without the prior written consent of SemStream (which consent will not be unreasonably withheld, delayed or conditioned), adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of NGL or other transaction with a similar effect.

5.24         Distribution Waiver.  SemStream covenants and agrees, as a condition precedent to the performance of NGL Subsidiary’s obligations hereunder, that it shall execute and deliver at Closing a waiver and forbearance agreement in form and substance reasonably satisfactory to NGL providing for the following:

(a)           in the event the Closing occurs on or prior to the fifteenth (15th) day of any fiscal quarter of NGL, SemStream shall waive any right to receive any distribution declared and paid by NGL in such fiscal quarter in the ordinary course of business from available cash as of the end of the prior fiscal quarter (and not the result of an extraordinary transaction) (but shall be entitled to receive its full share of any distribution declared and paid in the immediately following fiscal quarter of NGL);

(b)           in the event the Closing occurs after the fifteenth (15th) day of any fiscal quarter of NGL, SemStream shall waive  any right to receive any distribution declared and paid by NGL in such fiscal quarter in the ordinary course of business from available cash as of the end of the prior fiscal quarter (and not the result of an extraordinary transaction) (but shall be entitled to receive its partial pro rata share (as hereafter defined) of any distribution declared and paid in the immediately following fiscal quarter of NGL).  For purposes hereof, “partial pro rata share” shall mean the aggregate consecutive days that SemStream owned NGL Units during such fiscal quarter in which the Closing occurred divided by the aggregate number of days in such fiscal quarter; and

(c)           without limitation of, and in addition to, the obligations set forth in subsections (a) and (b) above, SemStream shall, solely with respect to an aggregate number of NGL Units owned thereby equal to (i) 3,750,000 plus (ii) the aggregate Variable Units (the “Distribution Waiver Units”), waive any right to receive any distribution declared and paid by NGL in the ordinary course of business from available cash (and not the result of an extraordinary transaction) prior to August 30, 2012.

5.25         Updating of Disclosure Schedules.  In the event of any action, event, occurrence or circumstance arising in the ordinary course of business consistent, if applicable, with past practices following the date hereof which results in the breach or inaccuracy of any representation or warranty of SemStream or NGL Subsidiary set forth in Article III or Article IV, respectively, the applicable Party shall promptly notify the other Party of such breach or inaccuracy and shall have been deemed to have amended such Party’s Disclosure Schedules by giving such written notice to the other Party thereof.  In any such event, the notifying Party’s liability for inaccuracy or breach of any representation or warranty set forth herein after the Closing Date shall be determined by reference to such Party’s Disclosure Schedules at the time of the Closing after giving effect to any such changes.

5.26         Securities Restrictions.

(a)           SemStream agrees not to, and to cause its Affiliates not to, directly or indirectly:

(i)            transfer any legal or beneficial interest in any NGL Units or other securities issued by NGL in respect of such NGL Units in violation of the Securities Act or any other applicable securities Law; or

(ii)           except as otherwise agreed by Holdings, transfer any legal or beneficial interest in the NGL Units prior to the occurrence of the “payable date” for the quarterly distribution declared and made in connection with the fiscal quarter in which the Closing Date occurs; or

(iii)          transfer any legal or beneficial interest in the Distribution Waiver Units prior to September 30, 2012 unless the purchaser of such NGL Units agrees to be bound by a forbearance agreement substantially similar to the agreement entered into by SemStream pursuant to Section 5.24.

(b)           Except as set forth below in Section 5.27, SemStream agrees to be bound by Section 3(j) of the NGL Underwriting Agreement for the remaining term of the “Lock-Up Period” (as such term is defined in the NGL Underwriting Agreement).

(c)           From the date of this Agreement and thereafter, SemStream shall not, directly or indirectly, acquire any equity interests of NGL or Holdings without the consent of NGL or Holdings, respectively.

5.27         Pledge and Transfer Consent and Waiver.

(a)           NGL and Holdings each covenant and agree, as a condition precedent to the performance of SemStream’s obligations hereunder, that they each shall execute and deliver at Closing an acknowledgement, consent and/or waiver, as applicable, in form and substance reasonably satisfactory to SemStream, providing that SemStream’s pledge of its NGL Units to the agent under its credit facility as collateral, and any subsequent transfer of its NGL Units upon foreclosure or default, will not be treated by NGL or Holdings as a violation of the restrictions on transfer applicable to such NGL Units herein or pursuant to the NGL LP Agreement, provided, however, for the avoidance of doubt, that the Parties acknowledge and agree that such transfer restrictions shall remain applicable to the holders or transferees of such NGL Units following any such foreclosure or default and NGL shall receive a written acknowledgement of the same from such holders or transferees;

(b)           Holdings covenants and agrees, as a condition precedent to the performance of SemStream’s obligations hereunder, that it shall cause, in documentation executed and delivered at Closing, in form and substance reasonably satisfactory to SemStream, that the restrictions on transfer, rights of first refusal, tag along and drag along rights, and similar rights and restrictions contained in the Holdings LLC Agreement will be waived such that none of such restrictions shall be applicable to SemStream’s pledge of its Holdings Interests to the agent under its credit agreement as collateral, nor any subsequent transfer of its Holdings Interests upon foreclosure or default, provided, however, for the avoidance of doubt, that the Parties acknowledge and agree that all such restrictions shall remain applicable to the holders or transferees of such Holdings Interests following any such foreclosure or default and NGL shall receive a written acknowledgement of the same from such holders or transferees;

(c)           NGL and Holdings each covenant and agree, as a condition precedent to the performance of SemStream’s obligations hereunder, that they each shall execute and deliver at Closing an acknowledgement, consent and/or waiver, as applicable, in form and substance reasonably satisfactory to SemStream, providing that SemStream’s transfer of its NGL Units to any Affiliate will not be treated by NGL or Holdings as a violation of the restrictions on transfer applicable to such NGL Units pursuant to the NGL LP Agreement, provided, however, for the avoidance of doubt, that the Parties acknowledge and agree that such transfer restrictions shall remain applicable to the holders or transferees of such NGL Units and NGL shall receive a written acknowledgement of the same from such holders or transferees; and

(d)           Holdings covenants and agrees, as a condition precedent to the performance of SemStream’s obligations hereunder, that it shall cause, in documentation executed and delivered at Closing, in form and substance reasonably satisfactory to SemStream, that the restrictions on transfer, rights of first refusal, tag along and drag along rights, and similar rights and restrictions contained in the Holdings LLC Agreement will be waived such that none of such restrictions shall be applicable to SemStream’s transfer of its Holdings Interests to any Affiliate, provided, however, for the avoidance of doubt, that the Parties acknowledge and agree that all such restrictions shall remain applicable to the holders or transferees of such Holdings Interests and NGL shall receive a written acknowledgement of the same from such holders or transferees.

5.28         Stop Transfer Instructions and Legends.  NGL may adopt any procedures and take reasonably necessary steps to prevent any transfers of NGL Units or other securities issued by NGL in respect of any NGL Units by SemStream and its Affiliates in violation of Section 5.26, including issuing stop transfer orders to its transfer agent.  In addition, SemStream acknowledges and agrees that each certificate representing any NGL Unit or other security issued by NGL in respect of any such NGL Unit shall bear the following restrictive legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THESE SECURITIES MAY NOT BE OFFERED, SOLD,

PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE PARTNERSHIP THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OR THE SUBMISSION OF SUCH OTHER EVIDENCE SATISFACTORY TO THE PARTNERSHIP TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE SECURITIES ACT.

5.29         Holdings Interim Conduct.  Holdings covenants and agrees that from the Execution Date to the Closing Date:

(a)           in the event Holdings enters into any transaction other than in the ordinary course of business, such transaction (i) shall be approved by the board of directors of Holdings in advance and (ii) shall not result in Holdings ceasing to be treated as a partnership for federal income tax purposes;

(b)           without the prior written consent of SemStream (which consent will not be unreasonably withheld, delayed or conditioned), merge into or with any other Person (other than (A) mergers among wholly owned subsidiaries of the same Person or (B) as permitted by clause (c));

(c)           declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, or make any other payment on or with respect to any of its capital stock except for (i) dividends by any direct or indirect wholly owned subsidiary of Holdings to Holdings or (ii) ordinary course quarterly cash dividend from available cash (and not the result of an extraordinary transaction);

(d)           reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its membership interests or other transaction with a similar effect; or

(e)           without the prior written consent of SemStream (which consent will not be unreasonably withheld, delayed or conditioned), adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Holdings or other transaction with a similar effect.

5.30         Purchase Obligations.  At the written election of SemStream, following the Closing, NGL Subsidiary shall purchase Inventory from SemStream included in the Retained Assets at market price (not to exceed $5,000,000 in the aggregate) over 90-day terms and pursuant to such other terms and conditions customary for such transaction.

5.31         Holdings Acknowledgement.  By execution of this Agreement, Holdings does hereby notify SemStream that the voting limitation set forth in the definition of “Outstanding” in the NGL LP Agreement shall not apply.

ARTICLE VI
CONDITIONS TO CLOSING

6.1           Conditions to Each Party’s Obligations.  The obligation of the Parties to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, as to a Party by such Party:

(a)           No Governmental Restraint.  No order, preliminary or permanent injunction or other legal restraint of any Governmental Entity shall be in effect that enjoins, prohibits or makes illegal the consummation of the transactions contemplated by Article II of this Agreement.

(b)           Hart-Scott-Rodino Act.  If applicable, all filings required pursuant to the Hart-Scott-Rodino Act shall have been made, and any approvals required thereunder shall have been obtained, or the waiting period required thereby shall have expired or have been terminated, as the case may be.

6.2           Conditions to SemStream’s Obligations.  The obligation of SemStream to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by SemStream (in its sole discretion):

(a)           Representations and Warranties of NGL; Performance.  (i) The representations and warranties of NGL (after giving effect to any changes made pursuant to Section 5.25) set forth in Article IV shall be true and correct in all material respects (other than those representations and warranties subject to any Materiality Requirements which shall be true and correct in all respects), as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date) provided such Material Adverse Effect exception shall not apply with respect to NGL Fundamental Representations, which shall be true and correct in all respects as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date); (ii) the NGL Group Entities shall have each performed in all material respects (or caused to have been performed in all material respects) all covenants and agreements required of them by this Agreement as of the Closing; and (iii) NGL shall have furnished SemStream at the Closing with a certificate signed by a principal executive officer to such effect.

(b)           No NGL Material Adverse Effect.  Since the Execution Date, there shall not have occurred, nor has there occurred any event that would be reasonably likely to result in, any NGL Material Adverse Effect.

(c)           NGL Closing Deliverables.  NGL Subsidiary shall have delivered the NGL Closing Deliverables.

(d)           Consent of Lenders.  Subject to Section 5.7 hereof, SemStream’s lenders shall have consented to the transactions contemplated hereunder.

(e)           Termination of Letters of Credit.  All letters of credit described in Section 5.20 shall have been terminated.

6.3           Conditions to the NGL Group Entities’ Obligations.  The obligation of the NGL Group Entities to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by NGL (in its discretion):

(a)           Representations and Warranties of SemStream; Performance.  (i) The representations and warranties of SemStream (after giving effect to any changes made pursuant to Section 5.25) set forth in Article III shall be true and correct in all material respects (other than those representations and warranties subject to any Materiality Requirements which shall be true and correct in all respects), as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date); provided such Material Adverse Effect exception shall not apply with respect to the SemStream Fundamental Representations, which shall be true and correct in all respects as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date); (ii) SemStream shall have performed in all material respects (or caused to have been performed in all material respects) all covenants and agreements required of SemStream by this Agreement as of the Closing; and (iii) SemStream shall have furnished NGL Subsidiary at the Closing with a certificate signed by a principal executive officer to such effect.

(b)           No SemStream Material Adverse Effect.  Since the Execution Date, there shall not have occurred, nor has there occurred any event that would be reasonably likely to result in, any SemStream Material Adverse Effect.

(c)           Closing Deliverables.  SemStream shall have delivered the SEM Closing Deliverables.

(d)           Real Property.  NGL Group Entities shall have received: (a) a pro forma Title Policy or “marked-up” Title Commitment, contemplating the issuance of a Title Policy, insuring NGL Subsidiary’s good and marketable fee simple title to the portion of the subject Owned Real Property in which SemStream has a fee simple interest and, if available using commercially reasonable efforts and at Buyer’s sole expense, title to all recorded easements, if any, appurtenant to the subject Owned Real Property, free and clear of all Encumbrances (including, without limitation, any and all of the Title Company’s standard exceptions to the extent available in the applicable jurisdiction) other than the Permitted Encumbrances; (b) all affidavits and other documents reasonably required by the Title Company including, without limitation, non-imputation affidavit and indemnity agreements, in connection with the issuance of the Title Policies, together with any real property transfer tax declarations required as a result of the transactions contemplated by this Agreement; and (c) the Surveys.

(e)           Phase I and Compliance Audits.  The Phase I Reports and the Compliance Audit Reports shall have been delivered pursuant to Sections 5.17 and 5.18.

(f)            Real Property Leases.  To the extent applicable, any lease referenced in Section 5.17 shall have been executed and delivered.

(g)           Distribution Waiver.  SemStream shall have executed and delivered the waiver referenced in Section 5.24.

ARTICLE VII
INDEMNIFICATION

7.1           Survival.  The representations and warranties of SemStream contained in Sections 3.1(a) (Organization; Qualification), 3.2 (Authority; No Violation; Consents and Approvals), 3.3 (Capitalization), and 3.21 (Brokers’ Fee) (collectively, the “SemStream Fundamental Representations”) shall survive the Closing for a period of eighteen (18) months after the Closing Date.  All other representations and warranties of SemStream set forth in this Agreement shall terminate as of the Closing Date and shall be of no force and effect after the Closing Date.  The representations and warranties of NGL Group Entities set forth in Sections 4.1 (Organization; Qualification), 4.2 (Authority; No Violation; Consents and Approvals), 4.3 (Capitalization), 4.5 (Brokers’ Fees), 4.11 (Valid Issuance of Holdings Interests), 4.12 (Authorization of NGL Units) and 4.13 (Description of Securities) (collectively, the “NGL Fundamental Representations” shall be continuing and shall survive the Closing for a period of eighteen (18) months after the Closing Date.  All other representations and warranties of NGL Group Entities set forth in this Agreement shall terminate as of the Closing Date and shall be of no force and effect after the Closing Date.  All covenants and agreements in this Agreement that by their terms are to be performed at or prior to the Closing shall terminate as of the Closing Date and shall be of no force and effect after the Closing Date.  All covenants and agreements in this Agreement that by their terms are to be performed after the Closing shall survive after the Closing Date in accordance with their terms.  Each applicable survival period in this Section 7.1(a) is referred to as the “Survival Period.”

7.2           SemStream Agreement to Indemnify.

(a)           Subject to the terms and conditions set forth herein, from and after the Closing, SemStream shall indemnify, defend and hold harmless each of the NGL Group Entities and their respective Subsidiaries, directors, officers, employees, Affiliates, controlling persons, agents, representatives, successors and assigns (collectively, the “NGL Indemnified Parties”) from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) (collectively, “Damages”) asserted against or incurred (or reasonably likely to be incurred) by any NGL Indemnified Party as a result of or arising out of or under:

(i)            a breach of the SemStream Fundamental Representations; provided, however, that solely for purposes of this Section 7.2(a)(i), in determining whether there has occurred a breach of any such representation or warranty, the provisions of such representations and warranties shall be read and interpreted as if the words “Material Adverse Effect,”“in all material respects” and other materiality qualifications were not contained therein;

(ii)           a breach of any of the SEM Group Entities’ covenants and agreements contained in this Agreement; and

(iii)          any Excluded Liability; provided, however, SemStream’s obligation to indemnify any NGL Indemnified Party with respect to any Excluded Liability of the type set forth in Section 2.3(i) or (vi) shall be limited to actual out-of-pocket Damages incurred thereby.

THIS INDEMNIFICATION IS EXPRESSLY INTENDED TO APPLY NOTWITHSTANDING ANY NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY ON THE PART OF ANY OF THE NGL INDEMNIFIED PARTIES.

(b)           The obligation of SemStream to indemnify the NGL Indemnified Parties pursuant to Section 7.2(a) is subject to the following limitations:

(i)            In no event shall SemStream’s aggregate obligation to indemnify the NGL Indemnified Parties pursuant to Section 7.2(a)(i) and (ii) exceed $15,000,000 (the “Cap”) in the aggregate; provided, in no event shall the Cap be applicable to a claim for fraud, intentional misrepresentation or intentional breach.

(ii)           SemStream shall have no obligation or liability under Section 7.2(a)(i) or (ii) with respect to SemStream’s Pre-Closing Covenants unless and until the aggregate amount of the Damages suffered by the NGL Indemnified Parties for which SemStream is obligated to indemnify the NGL Indemnified Parties under Section 7.2(a)(i) or (ii) exceeds $1,500,000 (the “SEM Deductible”); provided, however, that once the amount of such Damages suffered exceeds the SEM Deductible, SemStream shall be obligated to indemnify the NGL Indemnified Parties only to the extent that such Damages exceed, and only in amounts that exceed, the SEM Deductible; provided, further, in no event shall the SEM Deductible be applicable to any claim for fraud, intentional misrepresentation, or intentional breach.

(iii)          SemStream shall be obligated to indemnify the NGL Indemnified Parties pursuant to Section 7.2(a) only for those claims giving rise to Damages of the NGL Indemnified Parties as to which a NGL Indemnified Party has given SemStream written notice prior to the end of the applicable Survival Period, if any.  Any written notice delivered by a NGL Indemnified Party to SemStream with respect to Damages of the NGL Indemnified Parties shall set forth with as much specificity as is reasonably practicable the basis of the claim for Damages of the NGL Indemnified Parties and, to the extent reasonably practicable, a reasonable estimate of the amount thereof.  Notwithstanding anything in this Agreement to the contrary (including Section 7.1), the Survival Period shall not be applicable with respect to any claim for Damages arising for fraud, intentional misrepresentation or intentional breach.

(iv)          SemStream shall have no obligation or liability for breaches of Section 5.1(a) or (b) to the extent SemStream had no Knowledge of any such event described therein.

7.3           NGL’s Agreement to Indemnify.

(a)           Subject to the terms and conditions set forth herein, from and after the Closing, NGL shall indemnify, defend and hold harmless SemStream and its Subsidiaries, directors, officers, employees, Affiliates, controlling persons, agents, representatives, successors and assigns (collectively, the “SEM Indemnified Parties”) from and against all Damages asserted against or incurred by (or reasonably likely to be incurred by) any SEM Indemnified Party as a result of or arising out of:

(i)            a breach of any NGL Fundamental Representation provided, however, that solely for purposes of this Section 7.3(a)(i), in determining whether there has occurred a breach of any such representation or warranty, the provisions of such representations and warranties shall be read and interpreted as if the words “Material Adverse Effect,”“in all material respects” and other materiality qualifications were not contained therein;

(ii)           a breach of any of the NGL Group Entities’ covenants and agreements contained in this Agreement; and

(iii)          any Assumed Liability.

THIS INDEMNIFICATION IS EXPRESSLY INTENDED TO APPLY NOTWITHSTANDING ANY NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY ON THE PART OF ANY OF THE SEM INDEMNIFIED PARTIES.

(b)           The obligation of NGL to indemnify the SEM Indemnified Parties pursuant to Section 7.3(a) is subject to the following limitations:

(i)            In no event shall NGL’s aggregate obligation to indemnify the SEM Indemnified Parties pursuant to Section 7.3(a)(i) and (ii) exceed the Cap in the aggregate; provided, in no event shall the Cap be applicable to a claim for fraud, intentional misrepresentation or intentional breach.

(ii)           NGL shall have no obligation or liability under Section 7.3(a)(i) and (ii) with respect to NGL’s Pre-Closing Covenants unless and until the aggregate amount of the Damages suffered by the SEM Indemnified Parties for which NGL is obligated to indemnify the SEM Indemnified Parties under Section 7.3(a)(i) and (ii) exceeds $1,500,000 (the “NGL Deductible”); provided, however, that once the amount of such Damages suffered exceeds the NGL Deductible, NGL shall be obligated to indemnify the SEM Indemnified Parties only to the extent that such Damages exceed, and only in amounts that exceed, the NGL Deductible; provided, further, in no event shall the

NGL Deductible be applicable to any claim for fraud, intentional misrepresentation, or intentional breach.

(iii)          NGL shall be obligated to indemnify the SEM Indemnified Parties pursuant to Section 7.3(a)(i) and (ii) only for those claims giving rise to Damages of the SEM Indemnified Parties as to which a SEM Indemnified Party has given NGL Subsidiary written notice prior to the end of the Survival Period, if any.  Any written notice delivered by a SEM Indemnified Party to NGL with respect to Damages of the SEM Indemnified Parties shall set forth with as much specificity as is reasonably practicable the basis of the claim for Damages of the SEM Indemnified Parties and, to the extent reasonably practicable, a reasonable estimate of the amount thereof.  Notwithstanding anything in this Agreement to the contrary (including Section 7.1), the Survival Period shall not be applicable with respect to any claim for Damages arising for fraud, intentional misrepresentation or intentional breach.

(iv)          NGL shall have no obligation or liability for breaches of Section 5.23 to the extent NGL had no Knowledge of any such event described therein.

7.4           Indemnification Procedures.

(a)           Promptly after receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against the Indemnifying Party under this Article VII, notify the Indemnifying Party in writing of the commencement thereof; but the omission so to notify the Indemnifying Party shall not relieve it from any liability which it may have to any Indemnified Party otherwise than under this Article VII.  In case any such action shall be brought against any Indemnified Party and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other Indemnifying Party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party (who shall not, except with the consent of the Indemnified Party, be counsel to the Indemnifying Party), and, after notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Party under this Article VII for any legal expenses of counsel to the Indemnified Party or any other expenses of the Indemnified Party, in each case subsequently incurred by such Indemnified Party, in connection with the defense thereof other than reasonable costs of investigation.  If the Indemnifying Party fails to notify the Indemnified Party within thirty (30) days that the Indemnifying Party elects to defend the Indemnified Party pursuant to this Section 7.4, or if the Indemnifying Party elects to defend the Indemnified Party pursuant to this Section 7.4 but fails diligently to prosecute the proceedings related to such claim as herein provided then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnified Party (if the Indemnified Party is entitled to indemnification hereunder), such claim by all appropriate proceedings.  No Indemnifying Party shall, without the written consent of the Indemnified Party (which consent will not be unreasonably withheld, delayed or conditioned), effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought under this Article VII (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

(b)           In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a third-party claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the Indemnified Party’s request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder.  If the Indemnifying Party provides notice within such time period that it disputes the claim, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the claim, and whether and to what extent any amount is payable in respect of the claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request.

(c)           In determining the amount of any Damages for which the Indemnified Party is entitled to indemnification under this Article VII, the gross amount of the indemnification will be reduced by (i) any insurance proceeds actually received by the Indemnified Party and (ii) all amounts actually recovered by the Indemnified Party under contractual indemnities from third Persons.

(d)           The date on which notification of a claim for indemnification is received as provided in Section 9.1 by the Indemnifying Party shall determine whether such claim is timely made.

7.5           No Duplication.  Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.  In this regard, there shall be no duplication of recovery under Article VII.

7.6           Exclusive Remedies.

(a)           Except as provided in Section 5.2 and Section 8.3 and except with respect to claims or causes of action arising from fraud or willful misconduct or for breach of the Ancillary Agreements, the Parties agree that, from and after the Closing, the sole and exclusive remedy of any Party or their respective Affiliates with respect to this Agreement or any other claims relating to the events giving rise to this Agreement and the transactions provided for herein or contemplated hereby (including the Bill of Sale and Assignment Agreement) shall be limited to the indemnification provisions set forth in this Article VII.

(b)           The Parties intend that the indemnification procedures and limitations contained in Section 7.4, Section 7.5 and Section 7.7 shall not apply to the indemnity obligations of the parties in Section 5.2.

7.7           Recourse against SemStream.  Any claims for indemnification against SemStream shall be paid in cash by SemStream.  The obligations of SemStream under this Article VII shall be guaranteed by the Limited Partner pursuant to the terms and conditions of the Parent Guaranty. Any claims for indemnification against NGL shall be paid in cash by NGL. Any payments made by NGL hereunder shall be increased to account for SemStream’s ownership in NGL by multiplying the payment due by a fraction the numerator of which shall be the total number of NGL Common Units outstanding and the denominator of which shall be the total number of NGL Common Units outstanding and not owned by SemStream or its Affiliates.

7.8           No Exemplary or Punitive Damages.  IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER THIS ARTICLE VII OR OTHERWISE IN RESPECT OF THIS AGREEMENT FOR EXEMPLARY OR PUNITIVE DAMAGES, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES TO AN UNAFFILIATED THIRD PARTY IN CONNECTION WITH A THIRD-PARTY CLAIM, IN WHICH EVENT SUCH DAMAGES SHALL BE RECOVERABLE.

ARTICLE VIII
TERMINATION

8.1           Termination of Agreement.  Notwithstanding anything herein to the contrary, this Agreement and the transactions contemplated hereby may be terminated at any time before the Closing as follows:

(a)           By the mutual written agreement of each of SemStream and NGL;

(b)           By either SemStream or NGL if any Governmental Entity shall have issued a final and nonappealable order, injunction or other legal restraint permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by Article II of this Agreement, provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall have complied with its obligations in Section 5.6 in all material respects;

(c)           By SemStream if there shall have been a breach of any of the covenants or agreements or any inaccuracy of any of the representations or warranties set forth in this Agreement on the part of the NGL Subsidiary, which breach or inaccuracy, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, a failure of the conditions set forth in Section 6.2 that is not capable of being satisfied or cured by the End Date and has not been cured by NGL within ten (10) days of NGL’s receipt of written notice thereof from SemStream;

(d)           By NGL if there shall have been a breach of any of the covenants or agreements or any inaccuracy of any of the representations or warranties set forth in this Agreement on the part of SemStream, which breach or inaccuracy, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, a failure of the conditions set forth in Section 6.3 that is not capable of being satisfied or cured by the End Date and has not been cured by SemStream within ten (10) days of SemStream’s receipt of written notice thereof from NGL; or

(e)           By NGL or SemStream, if the transactions contemplated this Agreement shall not have been consummated on or prior to January 15, 2012 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to any such Party whose failure to perform or observe in any material respect any of its obligations under this Agreement proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the End Date.

8.2           Effect of Certain Terminations.  In the event of termination of this Agreement pursuant to this Article VIII, all rights and obligations of the Parties under this Agreement shall terminate, except the provisions of Section 5.2, Section 5.10, Section 5.11, Article VIII and Article IX shall survive such termination; provided, however, that nothing herein shall relieve any Party from any liability for any intentional or willful and material breach by such Party of any of its representations, warranties, covenants or agreements set forth in this Agreement and all rights and remedies of a non-breaching Party under this Agreement in the case of such intentional or willful and material breach, at law or in equity, shall be preserved.

8.3           Enforcement of this Agreement.  The Parties acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any Party and any such breach would cause the non-breaching Parties irreparable harm.  Accordingly, the Parties agree that prior to the termination of this Agreement, in the event of any breach or threatened breach of this Agreement by one of the Parties, the Parties to the fullest extent permitted by law, will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, provided such Party is not in material default hereunder.  Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the Parties.

ARTICLE IX
MISCELLANEOUS

9.1           Notices.  Any notice, request, instruction, correspondence or other document to be given hereunder by any Party to another Party (each, a “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid and return receipt requested, or by fax, as follows, provided that copies to be delivered below shall not be required for effective notice and shall not constitute notice:

If to SemStream, addressed to:

SemGroup Corporation

Two Warren Place

6120 South Yale Avenue

Suite 700

Tulsa, OK  74136-4216

Attn:  Kevin Clement

with a copy, which shall not constitute notice, to:

SemGroup Corporation

Two Warren Place

6120 South Yale Avenue

Suite 700

Tulsa, OK  74136-4216

Attn:  Candice L. Cheeseman

Gibson, Dunn & Crutcher LLP

1801 California Street,

Denver, CO 80202-2642

Attention: Steven K. Talley

Fax: (303) 313-2840

If to any NGL Group Entity, addressed to:

NGL Energy Partners LP

6120 S. Yale, Suite 805

Tulsa, OK  74136

Attention:  H. Michael Krimbill

Fax:  (918) 492-0990

with copies, which shall not constitute notice, to:

Winston & Strawn LLP

35 W. Wacker Dr.

Chicago, Illinois 60601

Attention:  Bruce A. Toth and Gregory J. Bynan

Fax:  (312) 558-5700

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt.  Notice given by fax shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours.  All Notices by fax shall be confirmed promptly after transmission in writing by certified mail or personal delivery.  Any Party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

9.2           Governing Law; Jurisdiction; Waiver of Jury Trial.  To the maximum extent permitted by applicable Law, the provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.  Each of the Parties agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance upon 6 Del. C.

§2708.  Each of the Parties irrevocably and unconditionally confirms and agrees (i) that it is and shall continue to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (ii)(A) to the extent that such Party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such Party’s agent for acceptance of legal process and notify the other Parties of the name and address of such agent, and (B) to the fullest extent permitted by Law, that service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service, and that, to the fullest extent permitted by applicable Law, service made pursuant to (ii)(A) or (B) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY (A) CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE, INCLUDING THE DELAWARE COURT OF CHANCERY IN AND FOR NEW CASTLE COUNTY (THE “DELAWARE COURTS”) FOR ANY ACTIONS, SUITS, OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), (B) WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE DELAWARE COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY DELAWARE COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM AND (C) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

9.3           Entire Agreement; Amendments and Waivers.  This Agreement, the exhibits and schedules hereto and the Transaction Documents constitute the entire agreement between and among the Parties pertaining to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no warranties, representations or other agreements between or among the Parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby.  Except as expressly set forth in this Agreement, the SEM Disclosure Schedule, the NGL Disclosure Schedule and in any agreement delivered pursuant to Section 2.1 hereof (including the representations and warranties set forth in Articles III and IV), (i) the Parties acknowledge and agree that none of the Parties or any other Person has made, and the Parties are not relying upon, any covenant, representation or warranty, written or oral, statutory, expressed or implied, as to the SEM Group Entities or the NGL Group Entities, as applicable, or as to the accuracy or completeness of any information regarding any Party furnished or made available to any other Party and (ii) no Party shall have or be subject to any liability to any other Person, or any other remedy in connection herewith, based upon the distribution to any other Person of, or any other

Person’s use of or reliance on, any such information or any information, documents or material made available to such Person in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby.  No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.  The failure of a Party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

9.4           Binding Effect and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.  Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties and their respective permitted successors and assigns, any rights, benefits or obligations hereunder, except as set forth in Article VII.  No Party hereto may assign, transfer, dispose of or otherwise alienate this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of Law or otherwise), provided, however, that NGL Subsidiary may assign or transfer all or any part of its rights and obligations under this Agreement (a) to any Person that is wholly-owned, directly or indirectly, by NGL Subsidiary or is an Affiliate of NGL Subsidiary or (b) after the Closing, to any Person to whom NGL Subsidiary sells all or substantially all the Contributed Assets; provided, further, that at any time any Party may collaterally assign its rights hereunder to any Person or Persons providing financing to such Party in connection with the transactions contemplated hereby.  Any attempted assignment, transfer, disposition or alienation in violation of this Agreement shall be null, void and ineffective.

9.5           Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective only to the extent of such invalidity or unenforceability without rendering invalid or unenforceable such term or provision as to any other jurisdiction or any of the remaining terms and provisions of this Agreement in that or any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

9.6           Risk of Loss.  Risk of loss, damage or destruction to the Contributed Assets shall be upon SemStream until the Closing and shall thereafter be upon NGL Subsidiary.

9.7           Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Contribution Agreement to be signed by their respective officers hereunto duly authorized, all as of the Execution Date.

SEMSTREAM, L.P.

By:	SemOperating G.P., L.L.C.
as General Partner

	By:	SemGroup Corporation,
as Sole Member

		By:	/s/ Norman J. Szydlowski
		Name:	Norman J. Szydlowski
		Title:	President and CEO

NGL ENERGY PARTNERS LP
By:	NGL Energy Holdings LLC

By:	/s/ H. Michael Krimbill
Name:	H. Michael Krimbill
Title:	Chief Executive Officer

NGL ENERGY HOLDINGS LLC

By:	/s/ H. Michael Krimbill
Name:	H. Michael Krimbill
Title:	Chief Executive Officer

NGL SUPPLY TERMINAL COMPANY, LLC

By:	/s/ H. Michael Krimbill
Name:	H. Michael Krimbill
Title:	Chief Executive Officer